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                                                                    EXHIBIT 10.3

                                REVOLVING CREDIT

                                       AND

                               SECURITY AGREEMENT

                         PNC BANK, NATIONAL ASSOCIATION
                      (AS LENDER, AS ADMINISTRATIVE AGENT,
                  AS SYNDICATION AGENT AND AS COLLATERAL AGENT)

                                       AND

         JPMORGAN CHASE BANK (AS LENDER AND AS DOCUMENTATION AGENT) AND
          SUCH OTHER LENDERS WHICH ARE NOW OR HEREAFTER A PARTY HERETO

                                       AND

          PNC CAPITAL MARKETS, INC. (AS CO-LEAD ARRANGER AND SOLE BOOK RUNNER) AND J. P. MORGAN SECURITIES, INC. (AS CO-LEAD ARRANGER)

                                       AND

                           THE BORROWERS PARTY HERETO
                                 (AS BORROWERS)

                                 OCTOBER 6, 2003

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                     REVOLVING CREDIT AND SECURITY AGREEMENT

         Revolving Credit and Security Agreement ("Agreement"), dated October 6, 2003, by and among the Borrowers (as hereinafter defined), the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders" and individually a "Lender"), PNC Bank, National Association ("PNC"), as administrative agent, syndication agent and collateral agent for the Lenders (PNC, in such capacity, the "Agent"), and JPMorgan Chase Bank, as documentation agent for the Lenders ("Documentation Agent").

         IN CONSIDERATION of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders, the Agent and the Documentation Agent hereby agree as follows:

I.       DEFINITIONS.

         1.1      Accounting Terms.

                  As used in this Agreement, the Notes, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP. All financial computations to be made under this Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements delivered to the Agent and the Lenders on or prior to the Closing Date.

         1.2      General Terms.

                  For purposes of this Agreement the following terms shall have the following meanings:

                  "Accountants" shall have the meaning set forth in Section 9.6 hereof.

                  "Advances" shall mean and include the Revolving Advances and Letters of Credit.

                  "Advance Rates" shall have the meaning set forth in Section 2.1(a) hereof.

                  "Affiliate" of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

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                  "Agent" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

                  "Agent's Letter" shall mean the Agent's fee letter dated October 6, 2003, by and among the Borrowers and the Agent.

                  "Aggregate Consideration" shall mean with respect to any Permitted Acquisition the sum of (a) the cash paid by any Borrower, directly or indirectly, to the seller in connection therewith, plus (b) common stock of IMCO issued (valued at market price at the close of trading on the date of the definitive acquisition agreement pursuant to which the Permitted Acquisition is to be made) in connection with such Permitted Acquisition, plus (c) Indebtedness incurred or assumed by any Borrower, whether in favor of the seller or otherwise and whether fixed or contingent, in connection with such Permitted Acquisition, plus (d) any Guaranty given or incurred by any Borrower in connection therewith, and plus (e) any other consideration given or obligation incurred by any Borrower in connection therewith.

                  "Alchem" shall mean Alchem Aluminum, Inc., a Delaware corporation and its successors and assigns.

                  "Alchem Shelbyville" shall mean Alchem Aluminum Shelbyville Inc., a Delaware corporation and its successors and assigns.

                  "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day and (ii) the Federal Funds Open Rate in effect on such day plus one-half of one percent (.50%) per annum.

                  "Anti-Terrorism Laws" shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

                  "Applicable Base Rate Margin" shall have the meaning set forth in Section 3.1(b) hereof.

                  "Applicable Eurodollar Rate Margin" shall have the meaning set forth in Section 3.1(b) hereof.

                  "Applicable Facility Fee Percentage" shall have the meaning set forth in Section 3.3 hereof.

                  "Applicable Letter of Credit Fee Percentage" shall have the meaning set forth in Section 3.2(a) hereof.

                  "Authority" shall have the meaning set forth in Section 4.18(d) hereof.

                  "Base Rate" shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without

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notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

                  "Blocked Account Agreements" shall mean, collectively, each of the Blocked Account Agreements in substantially the form of Exhibit B attached hereto and made a part hereof entered into by the Borrowers, as applicable, the Agent and the bank at which the applicable Blocked Account is located, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

                  "Blocked Accounts" shall have the meaning set forth in Section 4.15(h) hereof.

                  "Blocked Person" shall have the meaning assigned to such term in Section 5.24(b) hereof.

                  "Borrower" shall mean IMCO, Alchem, Alchem Shelbyville, Gulf Reduction, IMCO Energy, IMCO Indiana LP, IMCO International, IMCO Investment, IMCO Management, IMCO Operations Services, IMCO Recycling of California, IMCO Recycling of Idaho, IMCO Recycling of Illinois, IMCO Recycling of Indiana, IMCO Recycling of Michigan, IMCO Recycling of Ohio, IMCO Recycling of Utah, IMCO Recycling Services, IMSAMET, Indiana Aluminum, Interamerican, MetalChem, Midwest Zinc, Pittsburg Aluminum, Rock Creek, U.S. Zinc, U.S. Zinc Export, Western Zinc, and any other person who may hereafter become a party hereto and "Borrowers" shall collectively mean all such Persons.

                  "Borrowers' Account" shall have the meaning set forth in
Section 2.7 hereof.

                  "Borrowing Agent" shall mean IMCO.

                  "Borrowing Base Certificate" shall mean a certificate duly executed by an officer of Borrowing Agent appropriately completed and in substantially the form of Exhibit A hereto.

                  "Business Day" shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

                  "Capital Expenditures" shall mean any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

                  "Capital Stock" shall mean, with respect to any Person, (a) any share of capital stock of or other unit of ownership interest in such Person and (b) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest in such Person.

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                  "CERCLA" shall mean the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

                  "Change of Control" shall mean (i) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty percent (20%) of the total voting power of the voting stock of IMCO (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of IMCO held by a parent entity, if such persons or group "beneficially owns" (as defined above), directly or indirectly, more than twenty percent (20%) of the voting power of the voting stock of such parent entity); or (ii) the first (1st) day on which a majority of the members of the Board of Directors of IMCO are not Continuing Directors; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of IMCO and its Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or (iv) the adoption by the stockholders of IMCO of a plan or proposal for the liquidation or dissolution of IMCO.

                  "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, Capital Stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other similar governmental authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

                  "CIP Regulations" shall have the meaning assigned to such term in Section 14.11 hereof.

                  "Closing Date" shall mean October 6, 2003 or such other date as may be agreed to by the parties hereto.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

                  "Collateral" shall mean and include:

                           (a)      all Receivables;

                           (b)      all General Intangibles;

                           (c)      all Inventory;

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                           (d)      all Investment Property, but excluding all
Capital Stock issued by any Subsidiary of IMCO;

                           (e)      all of each Borrower's right, title and
interest in and to (i) its respective goods and other personal property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of each Borrower's contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts including, but not limited to, the Blocked Accounts, letters of credit, and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and
(vii) any other goods or personal property, if any, in which any Borrower may hereafter in writing grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

                           (f)      all of each Borrower's ledger sheets, ledger
cards, files, correspondence, records, books of account, business papers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d) or
(e) of this Paragraph; and

                           (g)      all proceeds and products of (a), (b), (c),
(d), (e) and (f) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds; provided, however, to the extent the terms of the Senior Secured Notes Documentation expressly prohibit IMCO from granting a Lien to someone other than JPMorgan Chase Bank, as trustee pursuant to the Senior Secured Notes Indenture in the VAW-IMCO Note, the VAW-IMCO Note shall not be deemed Collateral so long as such express prohibition is in effect.

                  "Commitment Percentage" of any Lender shall mean the percentage set forth below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(b) hereof.

                  "Commitment Transfer Supplement" shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

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                  "Consents" shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on any Borrower's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

                  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of IMCO who: (i) was a member of such Board of Directors on the date hereof; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

                  "Contract Rate" shall mean, as of the date of determination, the then applicable interest rate on any Domestic Rate Loan or Eurodollar Rate Loan in accordance with Section 3.1(a) or 3.1(b), as the case may be.

                  "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

                  "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

                  "Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

                  "Default Rate" shall have the meaning set forth in Section 3.1(d) hereof.

                  "Defaulting Lender" shall have the meaning set forth in
Section 2.15(a) hereof.

                  "Depository Accounts" shall have the meaning set forth in
Section 4.15(h) hereof.

                  "Disqualified Stock" means any Capital Stock of Subsidiaries that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), or upon the happening of any event or with the passage of time, matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case on, or prior to, the expiration of the Term, or is convertible into or is exchangeable for debt securities of IMCO or any of its Subsidiaries.

                  "Documentation Agent" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

                  "Dollar" and the sign "$" shall mean lawful money of the United States of America.

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                  "Domestic Rate Loan" shall mean any Advance that bears
interest based upon the Alternate Base Rate.

                  "Domestic Subsidiary" shall mean a Subsidiary organized under the laws of any state of the United States of America or the District of Columbia.

                  "Earnings Before Interest and Taxes" shall mean for any fiscal period the sum of (i) net income (or loss) of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis for such period (excluding extraordinary gains or losses including, without limitation, those items created by mandated changes in accounting treatment), (ii) plus all interest expense of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis for such period, and (iii) plus all charges against or minus credits to income of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis for such period for federal, state and local taxes.

                  "EBITDA" shall mean for any fiscal period the sum of (i) Earnings Before Interest and Taxes for such period, (ii) plus depreciation expenses of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis for such period, (iii) plus amortization expenses of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis for such period, (iv) plus all non-cash charges against and minus all non-cash credits to income of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis for such period, and (v) plus or minus, as applicable, any other non-cash non-recurring items of gain or loss of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) with respect to such fiscal period not already excluded hereunder, and (vi) plus one hundred percent (100%) of cash distributions (including interest payments pursuant to the VAW-IMCO Note) to IMCO or any other Borrower made by any of the Non-Borrower Subsidiaries.

                  "Eligible Inventory" shall mean and include with respect to each Borrower, Inventory, including work in process (unless otherwise deemed ineligible by Agent), of each Borrower valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent's opinion, obsolete, slow moving or unmerchantable and which Agent, in its sole and reasonable discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time reasonably deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof.

In addition, no Inventory of any Borrower shall be Eligible Inventory if it:

                           (a)      is not owned by such Borrower free and clear
of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower's performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and other Permitted Encumbrances (subject to reserves established by Agent in accordance with the terms of this Agreement);

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                           (b)      (i) is not located on premises owned, leased
or rented by such Borrower and set forth in Schedule 4.5 (as such Schedule may be updated from time to time), or (ii) is stored at a leased location, unless a reasonably satisfactory landlord waiver has been delivered to Agent, or reserves reasonably satisfactory to Agent have been established by Agent with respect thereto or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory warehouseman waiver or a reasonably satisfactory, acknowledged bailee letter has been received by Agent or reserves reasonably satisfactory to Agent have been established by Agent with respect thereto, or (iv) is located at a location owned by a Borrower that is subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or reserves reasonably satisfactory to Agent have been established by Agent with respect thereto;

                           (c)      is in transit unless such otherwise Eligible
Inventory is in transit from a domestic location owned by a Borrower or a domestic location identified on Schedule 8.1(t) (as such Schedule may be updated from time to time) to a domestic location owned by a Borrower or a location identified on Schedule 8.1(t) (as such Schedule may be updated from time to time);

                           (d)      is covered by a negotiable document of
title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

                           (e)      is placed on consignment (or is being held
pursuant to a consignment agreement);

                           (f)      is excess, obsolete, unsalable, shopworn,
seconds, damaged or unfit for sale;

                           (g)      consists of goods which have been returned
by the Customer, excluding goods returned for reprocessing in the ordinary course of business;

                           (h)      consists of display items or packing or
shipping materials, manufacturing supplies or replacement parts;

                           (i)      is not of a type held for sale in the
ordinary course of such Borrower's business;

                           (j)      breaches any of the representations or
warranties pertaining to Inventory of such Borrower set forth in this Agreement or in any of the Other Documents;

                           (k)      consists of any costs associated with
"freight-in" charges;

                           (l)      consists of any gross profit mark-up in
connection with the sale and distribution thereof to any division of any Borrower or to any Affiliate of such Borrower;

                           (m)      consists of Hazardous Substances or goods
that can be transported or sold only with licenses that are not readily available (unless otherwise deemed to be Eligible Inventory by Agent);

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                           (n)      is not covered by casualty insurance as
required by terms of this Agreement reasonably acceptable to Agent;

                           (o)      was produced in violation of the Fair Labor
Standards Act and subject to the "hot goods" provision contained in Title 29 U.S.C. Section 215(a)(1); or

                           (p)      is not otherwise satisfactory to Agent as
determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

                  "Eligible Receivables" shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the ordinary course of such Borrower's business and which Agent, in its sole and reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable of a Borrower shall be an Eligible Receivable if:

                           (a)      it arises out of a sale made by any Borrower
to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

                           (b)      it is due or unpaid more than sixty (60)
days after the original due date or more than one hundred twenty (120) days after the original invoice date;

                           (c)      fifty percent (50%) or more of the
Receivables from such Customer are not deemed Eligible Receivables hereunder;

                           (d)      any covenant, representation or warranty
contained in this Agreement with respect to such Receivable has been breached;

                           (e)      the Customer shall (i) apply for, suffer, or
consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

                           (f)      the sale is to a Customer outside the
continental United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole reasonable discretion;

                           (g)      the sale to the Customer is on a
bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

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                           (h)      Agent believes, in its sole reasonable
judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer's financial inability to pay;

                           (i)      the Customer is the United States of
America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable laws and has complied with Section 6.4 hereof;

                           (j)      the goods giving rise to such Receivable
have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower or the Receivable otherwise does not represent a final sale;

                           (k)      the Receivables of the Customer exceed a
credit limit determined by Agent, in its sole reasonable discretion, to the extent such Receivables exceed such limit;

                           (l)      the Receivable is subject to any offset,
deduction, defense, dispute, or counterclaim, or is owed by a Customer that is also a creditor or supplier of a Borrower (but only to the extent of such Borrower's obligations to such customer from time to time) or the Receivable is contingent in any respect or for any reason;

                           (m)      the applicable Borrower has made any
agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

                           (n)      any return, rejection or repossession of the
merchandise has occurred or the rendition of services has been disputed;

                           (o)      such Receivable is not payable to a
Borrower; or

                           (p)      such Receivable is not otherwise
satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

                  "Environmental Complaint" shall have the meaning set forth in
Section 4.18(d) hereof.

                  "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

                  "Equipment" shall mean and include as to each Borrower all of such Borrower's goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, vehicles, fittings, furniture,

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furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

                  "Eurodollar Rate" shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by PNC by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by PNC in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers' Association as set forth on the Moneyline Telerate (or appropriate successor or, if British Banker's Association or its successor ceases to provide such quotes, a comparable replacement determined by PNC) display page 3750 (or such other display page on the Moneyline Telerate Service as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

                                     Average of London interbank offered rates
                                             quoted by BBA as shown on
                  Eurodollar Rate = Moneyline Telerate Service display page 3750 or appropriate successor
                                    --------------------------------------------
                                             1.00 - Reserve Percentage

                  "Eurodollar Rate Loan" shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

                  "Event of Default" shall mean the occurrence of any of the events set forth in Article X hereof.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Executive Order No. 13224" shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                  "Existing Lender Indebtedness" shall mean the Indebtedness of IMCO to the Existing Lenders pursuant to that certain Second Amended and Restated Credit Agreement, dated as of October 25, 1999, as amended, modified or supplemented from time to time.

                  "Existing Lenders" shall mean JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank, successor by merger to Chase Bank of Texas, National Association), Bank of America, N.A., Merrill Lynch Capital Corporation, Bank of Tokyo-Mitsubishi, Ltd., Bank One, NA, PNC, DG Bank Deutsche Genossenschaftsbank, AG, Bank Hapoalim, Amsouth Bank, Comerica Bank, Wells Fargo Bank (Texas), National Association.

                  "Existing Letters of Credit" shall have the meaning set forth in Section 2.9(a).

                  "Federal Funds Effective Rate" for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

                  "Federal Funds Open Rate" shall mean the rate per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the "open" rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Agent, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Agent in accordance with its usual procedures.

                  "Fixed Charge Coverage Ratio" shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus Capital Expenditures that were not specifically funded by Indebtedness (other than a Revolving Advance) of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis with respect to such period, minus cash taxes paid of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis with respect to such period to (b) Fixed Charges.

                  "Fixed Charges" shall mean, with respect to any fiscal period, the sum of (a) interest expense of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis with respect to such period, plus (b) scheduled principal payments on Indebtedness of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis with respect to such period, plus (c) dividends and distributions of IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis with respect to such period as permitted by Section 7.7 hereof.

                  "Foreign Subsidiary" shall mean any Subsidiary that is not organized under the laws of any state of the United States of America or the District of Columbia.

                  "Formula Amount" shall have the meaning set forth in Section 2.1(a).

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

                  "General Intangibles" shall mean and include as to each Borrower all of such Borrower's general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and dates, registration, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security, other than real property, held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables), all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

                  "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

                  "Guarantor" shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and "Guarantors" means collectively all such Persons.

                  "Guarantor Security Agreement" shall mean any Security Agreement executed by any Guarantor in favor of the Agent securing the Guaranty of such Guarantor, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

                  "Guaranty" shall mean any guaranty of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

                  "Gulf Reduction" shall mean Gulf Reduction Corporation, a Delaware corporation and its successors and assigns.

                  "Hazardous Discharge" shall have the meaning set forth in
Section 4.18(d) hereof.

                  "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

                  "Hazardous Wastes" shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

                  "Hedging Contracts" shall mean foreign exchange contracts, currency swap agreements, futures contracts, interest rate protection agreements, interest rate future agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, option agreements or any other similar hedging agreements or arrangements entered into by a Borrower in the ordinary course of business and not for speculative purposes.

                  "Hedging Obligations" shall mean all liabilities of a Borrower under Hedging Contracts.

                  "IMCO" shall mean IMCO Recycling Inc., a Delaware corporation and its successors and assigns.

                  "IMCO Energy" shall mean IMCO Energy Corp., a Delaware corporation and its successors and assigns.

                  "IMCO Indiana LP" shall mean IMCO Indiana Partnership L.P., an Indiana limited partnership and its successors and assigns.

                  "IMCO International" shall mean IMCO International, Inc., a Delaware corporation and its successors and assigns.

                  "IMCO Investment" shall mean IMCO Investment Company, a Delaware corporation and its successors and assigns.

                  "IMCO Management" shall mean IMCO Management Partnership L.P., a Texas limited partnership and its successors and assigns.

                  "IMCO Operations Services" shall mean IMCO Operations Services Company, a Delaware corporation and its successors and assigns.

                  "IMCO Recycling of California" shall mean IMCO Recycling of California, Inc., a Delaware corporation and its successors and assigns.

                  "IMCO Recycling of Idaho" shall mean IMCO Recycling of Idaho Inc., a Delaware corporation and its successors and assigns.

                  "IMCO Recycling of Illinois" shall mean IMCO Recycling of Illinois Inc., an Illinois corporation and its successors and assigns.

                  "IMCO Recycling of Indiana" shall mean IMCO Recycling of Indiana Inc., a Delaware corporation and its successors and assigns.

                  "IMCO Recycling of Michigan" shall mean IMCO Recycling of Michigan L.L.C., a Delaware limited liability company and its successors and assigns.

                  "IMCO Recycling of Ohio" shall mean IMCO Recycling of Ohio Inc., a Delaware corporation and its successors and assigns.

                  "IMCO Recycling of Utah" shall mean IMCO Recycling of Utah Inc., a Delaware corporation and its successors and assigns.

                  "IMCO Recycling Services" shall mean IMCO Recycling Services Company, a Delaware corporation and its successors and assigns.

                  "IMSAMET" shall mean IMSAMET, Inc., a Delaware corporation and its successors and assigns.

                  "Incentive Pricing Effective Date" shall have the meaning set forth in Section 3.1(b) hereof.

                  "Indebtedness" of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all Hedging Obligations, indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

                  "Indebtedness for Borrowed Money" shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any Letter of Credit or Hedging Contract, or
(iv) obligations with respect to capitalized leases.

                  "Indiana Aluminum" shall mean Indiana Aluminum Inc., an Indiana corporation and its successors and assigns.

                  "Ineligible Security" shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

                  "Interamerican" shall mean Interamerican Zinc, Inc., a Delaware corporation and its successors and assigns.

                  "Interest Period" shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b) hereof.

                  "Inventory" shall mean and include as to each Borrower all of such Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

                  "Inventory Advance Rate" shall have the meaning set forth in
Section 2.1(a)(y)(ii) hereof.

                  "Inventory Availability Sublimit" shall mean, at any time, an amount equal to fifty percent (50%) of the sum of (i) the product of Eligible Receivables multiplied by the Receivables Advance Rate, plus (ii) the product of Eligible Inventory multiplied by the Inventory Advance Rate, subject to the provisions of Section 2.1(b) hereof.

                  "Investment Property" shall mean and include as to each Borrower, all of such Borrower's now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

                  "Issuer" shall mean any Person who issues a Letter of Credit pursuant to the terms hereof.

                  "Lender" and "Lenders" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

                  "Letter of Credit Application" shall have the meaning set forth in Section 2.9(a) hereof.

                  "Letter of Credit Fees" shall have the meaning set forth in
Section 3.2 hereof.

                  "Letters of Credit" shall have the meaning set forth in
Section 2.8 hereof.

                  "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

                  "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, results of operations, business or prospects of the applicable Person or Persons, (b) any Borrower's ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent's Liens on the Collateral or, subject to Permitted Encumbrances, the priority of any such Lien or (d) the practical realization of the benefits of Agent's and each Lender's rights and remedies under this Agreement and the Other Documents.

                  "Maximum Revolving Advance Amount" shall mean One Hundred Twenty Million and 00/100 Dollars ($120,000,000.00).

                  "MetalChem" shall mean MetalChem, Inc., a Pennsylvania corporation and its successors and assigns.

                  "Midwest Zinc" shall mean Midwest Zinc Corporation, a Delaware corporation and its successors and assigns.

                  "Minimum Net Worth Requirement" shall have the meaning set forth in Section 6.5 hereof.

                  "Monthly Advances" shall have the meaning set forth in Section 3.1(a) hereof.

                  "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

                  "Net Orderly Liquidation Value" means with regard to any Inventory, the net proceeds that could be expected from an orderly liquidation sale of such Inventory, after all expenses, professionally managed, with the seller obligated to sell over a defined period not to exceed twenty (20) weeks from the commencement of such sale, assuming that (a) the Borrowers' facilities are in limited operation, utilizing select current employees of the Borrowers, for the purpose of liquidating the Inventory, (b) the Inventory would be disposed of on a piecemeal basis or through appropriate groupings, under a scenario whereby the purchasers are buying "as is, where is" for cash or cash equivalent, (c) the terms are sold on a Free On Board ("FOB") warehouse basis, and (d) taking into consideration current economic trends, condition, location and marketability.

                  "Non-Borrower Subsidiaries" shall collectively mean all Subsidiaries of any Borrower that are not Borrowers hereunder.

                  "Note" shall mean each Revolving Credit Note and "Notes" shall collectively mean all of the Revolving Credit Notes.

                  "Obligations" shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties (absolute, contingent, matured or unmatured) owing by the Borrowers to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any Hedging Contract or in connection with any cash management or treasury administration services or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent's or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrower's Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys' fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action.

                  "Other Documents" shall mean the Revolving Credit Notes, the Questionnaire, the Blocked Account Agreements, the Waivers, any Guaranty, any Guarantor Security Agreement, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

                  "Parent" of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

                  "Participant" shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

                  "Payment Office" shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Permitted Acquisition" shall mean as set forth in Section 7.1 hereof.

                  "Permitted Encumbrances" shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Borrowers in accordance with GAAP; provided, that, such Liens shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance or general liability or product liability insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Borrower's business; (e) mechanics', workers', materialmen's, warehousemen's, common carriers, landlord's or other like Liens arising in the ordinary course of any Borrower's business with respect to obligations which are not due or which are being contested in good faith by the applicable Borrower; (f) Liens placed upon equipment and real estate assets acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of IMCO or its Subsidiaries other than insurance and other proceeds of such equipment and real estate and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (g) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing or supporting structures or land use; (h) Senior Secured Noteholder Liens; (i) Liens on assets (other than Collateral) acquired in connection with a Permitted Acquisition, provided that such Liens extend only to the assets acquired in such Permitted Acquisition; (j) attachment and judgment liens which do not constitute an Event of Default under Section 10.7;
(k) Liens disclosed on Schedule 1.2 provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien; (l) extensions and renewals of any of the Liens described in this definition of Permitted Encumbrances, subject to the limitations set forth above; provided that the aggregate amount of such extended or renewed Liens is not increased and such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed; (m) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback in favor of collecting or payor banks with respect to money or instruments of any Borrower on deposit with or in the possession of such bank that do not constitute proceeds of Collateral; (m) contractual options or rights to purchase Real Property and Equipment from any Borrower, (o) other Liens not described by any of the foregoing on assets (other than Collateral) provided that such Liens secure Indebtedness in an aggregate principal amount at any time outstanding not to exceed Five Hundred Thousand and 00/00 Dollars ($500,000.00).

                  "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

                  "Pittsburg Aluminum" shall mean Pittsburg Aluminum, Inc., a Kansas corporation and its successors and assigns.

                  "Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrowers or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

                  "PNC" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

                  "Projections" shall have the meaning set forth in Section 5.5(a) hereof.

                  "Purchasing Lender" shall have the meaning set forth in
Section 16.3 hereof.

                  "Qualified Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Stock.

                  "Questionnaire" shall mean the Documentation Information Questionnaire and the responses thereto provided by the Borrowers and delivered to Agent.

                  "Real Property" shall mean all real property, both owned and leased, of the Borrowers.

                  "Receivables" shall mean and include, as to each Borrower, all of such Borrower's accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrowers by their Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services (including, but not limited to, tolling arrangements), all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

                  "Receivables Advance Rate" shall have the meaning set forth in
Section 2.1(a)(y)(i) hereof.

                  "Receivables Purchase Facility" shall mean the Receivables financing arrangement entered into by and among IMCO, certain of its Domestic Subsidiaries and Market Street Funding Corporation, a Delaware corporation on or about November 1, 2000.

                  "Regulations" shall have the meaning set forth in Section
16.16 hereof.

                  "Releases" shall have the meaning set forth in Section 5.7(c)(i) hereof.

                  "Reportable Event" shall mean a reportable event described in
Section 4043(b) of ERISA or the regulations promulgated thereunder.

                  "Required Lenders" shall mean Lenders holding at least fifty-one percent (51%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding fifty-one percent (51%) of the Commitment Percentages.

                  "Reserve Percentage" shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

                  "Revolving Advances" shall mean Advances made other than Letters of Credit.

                  "Revolving Credit Note" or "Revolving Credit Notes" shall mean, singularly or collectively, as the context may require, the promissory notes referred to in Section 2.1(a) hereof.

                  "Rock Creek" shall mean Rock Creek Aluminum, Inc., an Ohio corporation and its successors and assigns.

                  "Section 20 Subsidiary" shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

                  "Senior Secured Notes" shall mean the Senior Secured Notes in the aggregate principal amount of Two Hundred Ten Million and 00/100 Dollars ($210,000,000.00), due 2010 and issued on the Closing Date pursuant to the Senior Secured Notes Indenture.

                  "Senior Secured Notes Documentation" shall mean collectively, the Senior Secured Notes Indenture, the Senior Secured Notes and all related agreements, documents and instruments.

                  "Senior Secured Notes Indenture" shall mean the Indenture dated October 6, 2003 by and among IMCO, the other Borrowers, as guarantors, and JPMorgan Chase Bank, as trustee, with respect to the issuance by IMCO of the Senior Secured Notes in the aggregate principal amount of Two Hundred Ten Million and 00/100 Dollars ($210,000,000.00).

                  "Senior Secured Noteholder Liens" shall mean Liens on the Real Property, fixtures and Equipment of the Borrowers in favor of the holders of the Senior Secured Notes.

                  "Settlement Date" shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

                  "Subsidiary" shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

                  "Tangible Net Worth" shall mean, as of any date of the determination, the difference between (a) the aggregate amount of all assets of IMCO and its Subsidiaries on a consolidated basis as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, minus (b) the aggregate amount of all liabilities of IMCO and its Subsidiaries on a consolidated basis properly classified as such in accordance with GAAP.

                  "Term" shall have the meaning set forth in Section 13.1 hereof.

                  "Termination Event" shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or
(b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

                  "Toxic Substance" shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

                  "Transferee" shall have the meaning set forth in Section 16.3(b) hereof.

                  "UCP" shall have the meaning set forth in Section 2.9(b) hereof.

                  "Undrawn Availability" shall mean, at a particular date, an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus the aggregate amount of outstanding Letters of Credit, minus (b) the sum of (x) the outstanding amount of Revolving Advances plus (y) all amounts due and owing to Borrowers' trade creditors which are outstanding sixty (60) days or more beyond the due date (without duplication with respect to any such amount deducted from the Formula Amount), plus (z) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers' Account.

                  "USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                  "U.S. Zinc" shall mean U.S. Zinc Corporation, a Delaware corporation and its successors and assigns.

                  "U.S. Zinc Export" shall mean U.S. Zinc Export Corporation, a Texas corporation and its successors and assigns.

                  "VAW-IMCO" shall mean VAW-IMCO Guss und Recycling GmbH and its successors and assigns.

                  "VAW-IMCO Note" shall mean the Intercompany Note, dated October 6, 2003, in the principal amount of Twenty-Four Million Two Thousand and 00/100 Dollars ($24,002,000.00) made by VAW-IMCO to the order of IMCO.

                  "Waivers" shall mean, collectively, any and all Landlord's Waivers, Warehouseman's Waivers, Creditor's Waivers, Landlord's Waiver and Agreements, Mortgagee Waivers and Processing Facility Waivers, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Agent, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

                  "Website Posting" shall have the meaning set forth in Section
16.6 hereof.

                  "Week" shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

                  "Western Zinc" shall mean Western Zinc Corporation, a California corporation and its successors and assigns.

                  "Wholly Owned Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person all of the Capital Stock of which (except directors' qualifying shares) are, directly or indirectly, owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more of such Subsidiaries.

         1.3      Uniform Commercial Code Terms.

                  All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

         1.4      Certain Matters of Construction.

                  The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.      ADVANCES, PAYMENTS.

         2.1      (a)      Revolving Advances. Subject to the terms and
conditions set forth in this Agreement including, without limitation, Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate amount of outstanding Letters of Credit or (y) an amount equal to the sum of:

                                    (i)      up to eighty-five percent (85%),
subject to the provisions of Section 2.1(b) hereof ("Receivables Advance Rate"), of Eligible Receivables, plus

                                    (ii)     up to the lesser of (A) eighty-five
percent (85%) of the Net Orderly Liquidation Value (expressed as a percentage of cost based on the most recent inventory appraisal) of Eligible Inventory subject to the provisions of Section 2.1(b) hereof, (B) sixty-five percent (65%) of the value of Eligible Inventory subject to the provisions of Section 2.1(b) hereof (the lesser of (A) and (B) above is the "Inventory Advance Rate") (the Receivables Advance Rate and the Inventory Advance Rate shall be referred to collectively, as the "Advance Rates") or (C) the Inventory Availability Sublimit, minus

                                    (iii)    the aggregate amount of outstanding
Letters of Credit, minus

                                    (iv)     such reserves as Agent may
reasonably deem proper and necessary from time to time.

         The amount derived from the sum of Sections 2.1(a)(y)(i) and (ii) minus the sum of Section 2.1 (a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the "Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1(a).

                           (b)      Discretionary Rights. Subject to Section
16.2(b)(vii), the Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing the reserves may limit or restrict Advances requested by Borrowing Agent. Agent shall give Borrowing Agent five (5) days prior written notice of its intention to decrease the Advance Rates.

         2.2      Procedure for Borrowing Advances.

                           (a)      Borrowing Agent on behalf of any Borrower
may notify Agent prior to 1:00 p.m. (Pittsburgh, Pennsylvania time) on a Business Day of a Borrower's request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

                           (b)      Notwithstanding the provisions of (a) above,
in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall notify Agent in writing no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) at least three (3) Business Days' prior to the date of such proposed borrowing, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00) and in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one (1), two (2) or three (3) months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to a Borrower during the continuance of a Default or an Event of Default.

                           (c)      Each Interest Period of a Eurodollar Rate
Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

                           The Borrowing Agent shall elect the initial Interest
Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three
(3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

                           (d)      Any Borrower may, on the last Business Day
of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If a Borrower desires to convert a loan, Borrowing Agent shall give Agent not less than three (3) Business Days' prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day's prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor; provided, however, a Borrower shall not be permitted to convert a Domestic Rate Loan to a Eurodollar Rate Loan or continue to select a Eurodollar Rate Loan during the continuance of a Default or an Event of Default. After giving effect to each such conversion, there shall not be outstanding more than ten (10) Eurodollar Rate Loans, in the aggregate.

                           (e)      At its option and upon three (3) Business
Days' prior written notice, any Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

                           (f)      Each Borrower shall indemnify Agent and
Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be presumed correct absent manifest error.

                           (g)      Notwithstanding any other provision hereof,
if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent's request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be presumed correct absent manifest error.

         2.3      Disbursement of Advance Proceeds.

                  All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers' Account on Agent's books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowers or deemed to have been requested by Borrowers under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower's operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

         2.4      Maximum Advances.

                  Subject to Section 16.2(b), the aggregate balance of outstanding Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount.

         2.5      Repayment of Advances.

                           (a)      The Revolving Advances shall be due and
payable in full on the last day of the Term subject to earlier prepayment as herein provided.

                           (b)      To the extent that Collateral of the
Borrowers is required to be deposited into Blocked Accounts or Depository Accounts pursuant to Section 4.15(h) hereof, each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent's agreement to conditionally credit Borrowers' Account as of the Business Day on which Agent receives those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after the Business Day Agent receives such payments via wire transfer or electronic depository check. Agent is not, however, required to credit Borrowers' Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers' Account for the amount of any item of payment which is returned to Agent unpaid.

                           (c)      All payments of principal, interest and
other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (Pittsburgh, Pennsylvania time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers' Account or by making Advances as provided in Section 2.2 hereof.

                           (d)      Borrowers shall pay principal, interest, and
all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

         2.6      Repayment of Excess Advances.

                  The aggregate balance of outstanding Advances at any time in excess of the maximum amount of such Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

         2.7      Statement of Account.

                  Agent shall maintain, in accordance with its customary procedures, a loan account ("Borrowers' Account") in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers' specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the loan account shall be presumed correct evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

         2.8      Letters of Credit.

                  Subject to the terms and conditions hereof, Agent shall (a) issue or cause the issuance of Letters of Credit (such Letters of Credit and the Existing Letters of Credit are collectively, the "Letters of Credit") on behalf of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding amount of Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The maximum amount of the amount of Letters of Credit outstanding shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans (in Dollars) consisting of Revolving Advances and shall bear interest at the applicable Contract Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

         2.9      Issuance of Letters of Credit.

                           (a)      Borrowing Agent, on behalf of any Borrower,
may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Agent's form of Letter of Credit Application (the "Letter of Credit Application") completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request no later than 12:00 noon (Pittsburgh, Pennsylvania time) at least five (5) Business Days' prior to the date of such proposed issuance. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit. As of the date hereof, those letters of credit set forth on Schedule 2.9 attached hereto and made a part hereof, which were issued pursuant to the Existing Lender Indebtedness by the Documentation Agent and are outstanding on the date hereof (the "Existing Letters of Credit"), are hereby deemed to be Letters of Credit issued and outstanding hereunder. The Borrowers shall cause the Existing Letters of Credit to be replaced with Letters of Credit issued by the Agent within thirty (30) days after the Closing Date.

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

                           (b)      Each Letter of Credit shall, among other
things, (i) provide for the payment of sight drafts or other forms of written demand for payment or, acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than the last day of the Term. Each trade Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereof adhered to by the Issuer (the "UCP"). Each standby Letter of Credit shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication 590 and any amendments or revisions thereof adhered to by the Issuer (the "ISP") or the UCP, as determined by the Issuer. Each Letter of Credit shall be governed, to the extent not inconsistent with the UCP or the ISP, as applicable, by the laws of the Commonwealth of Pennsylvania (provided, however, upon the request of the Borrowing Agent and the consent of the Issuer, a Letter of Credit may be governed by the laws of a state other than Pennsylvania).

                           (c)      Agent shall notify Lenders of the request by
Borrowing Agent for a Letter of Credit hereunder within a reasonable time after receiving such request.

                           (d)      The Issuer shall have absolute discretion
whether to accept any draft. Without in any way limiting the Issuer's absolute discretion whether to accept any draft, Borrowing Agent will not present for acceptance any draft, and the Issuer will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by any Borrower not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of any Borrower, (iii) that involve any purchase for which the Issuer has not received all related documents, instruments and forms requested by the Issuer, or (iv) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

         2.10     Requirements For Issuance of Letters of Credit.

                           (a)      In connection with the issuance of any
Letter of Credit, Borrowers shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any Issuer and expenses and reasonable attorneys' fees incurred by Agent, any Lender or Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for any Borrower. Borrowers shall be bound by Agent's or any Issuer's regulations and good faith interpretations of any Letter of Credit issued or created for Borrowers' Account, although this interpretation may be different from its own; and, neither Agent, nor any Lender, nor any Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrowing Agent's or any Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Agent's, any Lender's, any Issuer's or such correspondents' gross negligence or willful misconduct.

                           (b)      Borrowing Agent shall authorize and direct
any Issuer to name the applicable Borrower as the "Applicant" or "Account Party" of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

                           (c)      In connection with all Letters of Credit
issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints the Issuer, or its designee, as its attorney, with full power and authority upon the occurrence and during the continuance of an Event of Default or Default, (i) to sign and/or endorse such Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower's name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of such Borrower or Issuer or Issuer's designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower's name or Issuer's, or in the name of Issuer's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Issuer nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Issuer's or its attorney's willful misconduct or gross negligence. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

                           (d)      Each Lender shall to the extent of the
percentage amount equal to the product of such Lender's Commitment Percentage times the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in each such unreimbursed reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Advances exceeds or would exceed, with the making of such disbursement, the lesser of the Maximum Revolving Advance Amount or the Formula Amount, and such disbursement is not reimbursed by Borrowers within two (2) Business Days, Agent shall promptly notify each Lender and upon Agent's demand each Lender shall pay to Agent such Lender's proportionate share of such unreimbursed disbursement together with such Lender's proportionate share of Agent's reasonable unreimbursed costs and expenses relating to such unreimbursed disbursement. In the event an Issuer other than Agent makes a disbursement in respect of a Letter of Credit, each Lender shall pay to such Issuer, upon such Issuer's demand, such Lender's proportionate share of such disbursement together with such Lender's proportionate share of such Issuer's reasonable unreimbursed costs and expenses relating to such disbursement. Upon receipt by Agent of a repayment from any Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender's pro rata share of such repayment. Each Lender's participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

         2.11     Additional Payments.

                  Any sums reasonably expended by Agent or any Lender due to any Borrower's failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Borrower's obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers' Account as a Revolving Advance and added to the Obligations.

         2.12     Manner of Borrowing and Payment.

                           (a)      Each borrowing of Revolving Advances shall
be advanced according to the applicable Commitment Percentages of Lenders.

                           (b)      Each payment (including each prepayment) by
Borrowers on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., Pittsburgh, Pennsylvania time, in Dollars and in immediately available funds.

                           (c)      (i)      Notwithstanding anything to the
contrary contained in Sections 2.12(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., Pittsburgh, Pennsylvania time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and
(II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between
(y) such repayments and (z) such Revolving Advances.

                                    (ii)     Each Lender shall be entitled to
earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

                                    (iii)    Promptly following each Settlement
Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be presumed correct in the absence of manifest error.

                           (d)      If any Lender or Participant (a "benefitted
Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any

Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                           (e)      Unless Agent shall have been notified by
telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowers of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be presumed correct, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrowers' rights (if any) against such Lender.

         2.13     Reserved.

         2.14     Use of Proceeds.

                  Borrowers shall apply the proceeds of Advances (i) to repay the Existing Lender Indebtedness, (ii) to pay fees and expenses relating to the transaction contemplated by this Agreement, (iii) for general corporate purposes and (iv) to provide for working capital needs.

         2.15     Defaulting Lender.

                           (a)      Notwithstanding anything to the contrary
contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a "Lender Default"), all rights and obligations hereunder of such Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.15 while such Lender Default remains in effect.

                           (b)      Advances shall be incurred pro rata from
Lenders (the "Non-Defaulting Lenders") which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Commitment Percentage of all Advances then outstanding.

                           (c)      A Defaulting Lender shall not be entitled to
give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

                           (d)      Other than as expressly set forth in this
Section 2.15, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

                           (e)      In the event a Defaulting Lender
retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III. INTEREST AND FEES.

         3.1      Interest.

                           (a)      Interest on Advances shall be payable in
arrears on the first (1st) day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month (the "Monthly Advances"). On the Closing Date through the day immediately preceding the first (1st) Incentive Pricing Effective

Date, (x) Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Alternate Base Rate plus one and one quarter of one percent (1.25%) and (y) Eurodollar Rate Loans shall bear interest for each applicable Interest Period at a rate per annum equal to the Eurodollar Rate plus two and three quarters of one percent (2.75%).

                           (b)      Subject to the terms and conditions of this
Agreement, during each calendar month of the Borrowers, in accordance with
Section 9.2 hereof, the Borrowing Agent shall submit to the Agent a Borrowing Base Certificate as of the last day of the prior calendar month. Upon receipt of the Borrowing Base Certificate by the Agent as of March 31, 2004 and as of the last day of each calendar month thereafter, the Borrowers' daily average Undrawn Availability shall be calculated for the calendar month then ending. From the first (1st) day of the first (1st) full calendar month following the Agent's receipt of such Borrowing Base Certificate (the "Incentive Pricing Effective Date") until the next Incentive Pricing Effective Date, (x) Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Alternate Base Rate plus the applicable margin determined by reference to the Borrowers' Undrawn Availability (the "Applicable Base Rate Margin") set forth below and (y) Eurodollar Rate Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Eurodollar Rate plus the applicable margin determined by reference to the Borrowers' Undrawn Availability (the "Applicable Eurodollar Rate Margin") set forth below:

                                               Applicable       Applicable    Applicable Letter      Applicable
                  Undrawn Availability      Eurodollar Rate      Base Rate      of Credit Fee       Facility Fee
     Tier            (in Millions)               Margin           Margin          Percentage         Percentage
   -------------------------------------------------------------------------------------------------------------
       I               > $75                     2.25%            0.75%             2.25%              0.375%
       II          > $50 *** $75                 2.50%            1.00%             2.50%              0.375%
      III          > $25 *** $50                 2.75%            1.25%             2.75%               0.50%
       IV              < $25                     3.00%            1.50%             3.00%               0.50%

                           (c)      Subject to the terms and conditions of this
Agreement, in the event that the Borrowers fail to timely deliver the Borrowing Base Certificate in accordance with Section 9.2 hereof, the Applicable Eurodollar Rate Margin, the Applicable Base Rate Margin, the Applicable Letter of Credit Fee Percentage and the Applicable Facility Fee Percentage shall be the amount corresponding to Tier IV until the delivery of such Borrowing Base Certificate.

                           (d)      Whenever, subsequent to the date of this
Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (the "Default Rate").

         3.2      Letter of Credit Fees.

                           (a)      Borrowers shall pay (x) to Agent, for the
ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by (i) until the first (1st) Incentive Pricing Effective Date, two and three quarters of one percent (2.75%) per annum and (ii) on and after the first (1st) Incentive Pricing Effective Date, the applicable percentage per annum determined by reference to the Borrowers' Undrawn Availability as set forth in Section 3.1(b) hereof (the "Applicable Letter of Credit Fee Percentage"), such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term and (y) to the Issuer, for its own account, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by one quarter of one percent (.25%) per annum, such fees to be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and to be payable quarterly in arrears on the first (1st) day of each calendar quarter and on the last day of the Term and (z) to the Issuer, for its own account, any and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the "Letter of Credit Fees"). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

                           (b)      Immediately upon the request of the Agent
after the occurrence and during the continuance of a Default or an Event of Default, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding amount of Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower's behalf and in such Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender's possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. So long as such Default or Event of Default is continuing, no Borrower may withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

         3.3      Facility Fee.

                  If, for any fiscal quarter during the Term, the average daily unpaid balance of the Advances for each day of such fiscal quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate per annum equal to (i) until the first (1st) Incentive Pricing Effective Date, one half of one percent (.50%) per annum and (ii) on and after the first (1st) Incentive Pricing Effective Date, the applicable percentage determined by reference to the Borrowers' Undrawn Availability as set forth in Section 3.1(b) hereof (the "Applicable Facility Fee Percentage") multiplied by the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance, such fees shall be payable to the Agent in arrears on the first (1st) day of each fiscal quarter after the date hereof until the termination hereof and on the earlier of
(i) such termination date or (ii) the last day of the Term.

         3.4      Reserved.

         3.5      Computation of Interest and Fees.

                  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

         3.6      Maximum Charges.

                  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

         3.7      Increased Costs.

                  In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

                           (a)      subject Agent or any Lender to any tax of
any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

                           (b)      impose, modify or hold applicable any
reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                           (c)      impose on Agent or any Lender or the London
interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be presumed correct absent manifest error.

         3.8      Basis For Determining Interest Rate Inadequate or Unfair.

                  In the event that Agent or any Lender shall have determined that:

                           (a)      reasonable means do not exist for
ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

                           (b)      Dollar deposits in the relevant amount and
for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrowing Agent prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) two
(2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

         3.9      Capital Adequacy.

                           (a)      In the event that Agent or any Lender shall
have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this
Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

                           (b)      A certificate of Agent or such Lender
setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowers shall be presumed correct absent manifest error.

         3.10     Other Considerations.

                  The obligations of Borrowers in Sections 3.7 and 3.9 hereof, are subject to the following: (a) no Lender shall enforce these provisions solely against Borrowers or against a few of such Lender's customers without in each case generally enforcing these or similar provisions in other contracts (provided that, anything herein to the contrary notwithstanding, no Lender shall be required to disclose to Borrowers the identity of, or the nature of the Lender's relationship with, any other of such Lender's customers) and (b) each Lender shall designate a different lending office if such designation will avoid the need for, or materially reduce the amount of, such compensation, costs or charges and will not be otherwise materially disadvantageous to such Lender; and
(c) any charges, costs or compensation charged to any Lender pursuant to such sections must be directly attributable to the Revolving Advances.

IV.      COLLATERAL: GENERAL TERMS.

         4.1      Security Interest in the Collateral.

                  To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall promptly provide Agent with written notice of all commercial tort claims for which the amount of damages sought exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00), such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

         4.2      Perfection of Security Interest.

                  Each Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain applicable Waivers, as Agent may reasonably request, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent as and to the extent required hereunder, and
(v) executing and delivering control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest in Collateral under the Uniform Commercial Code or other applicable law. Agent is hereby authorized to file financing statements in accordance with the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code to perfect Liens securing Obligations arising hereunder in form and substance satisfactory to Agent. All reasonable charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers' Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent's option, shall be paid to Agent for the ratable benefit of Lenders immediately upon demand.

         4.3      Disposition of Collateral.

                  Each Borrower will safeguard and protect all Collateral for Agent's general account and make no disposition thereof whether by sale, lease or otherwise except as otherwise permitted under this Agreement.

         4.4      Preservation of Collateral.

                  Following the occurrence and during the continuation of a Default or Event of Default in addition to the rights and remedies set forth in
Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Borrower's owned or leased property. Each Borrower shall cooperate fully with all of Agent's efforts to preserve the Collateral as permitted in the foregoing sentence and will take such actions to preserve the Collateral as Agent may direct. All of Agent's expenses of preserving the Collateral in accordance with the foregoing, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers' Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations.

         4.5      Ownership of Collateral.

                  With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest: (a) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (d) each Borrower's Inventory shall be located as set forth on Schedule 4.5 (as such Schedule may be updated from time to time) and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the ordinary course of business and with respect to Inventory in transit from one location identified on Schedule 4.5 (as such Schedule may be updated from time to time) to another location identified on Schedule 4.5.

         4.6      Defense of Agent's and Lenders' Interests.

                  Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent's prior written consent, pledge, sell

(except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, and except for sales, assignments, and transfers expressly permitted elsewhere herein, any part of the Collateral. Each Borrower shall defend Agent's interests in the Collateral against any and all Persons whatsoever. At any time after an Event of Default or Default has occurred and is continuing and after demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises such right to take possession of the Collateral, the Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. After the occurrence and during the continuance of a Default or an Event of Default, each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into any Borrower's possession, they, and each of them, shall be held by such Borrower in trust as Agent's trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

         4.7      Books and Records.

                  Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in all material respects in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Borrowers.

         4.8      Financial Disclosure.

                  Upon the Borrowers prior consent if no Default or Event of Default has occurred and is continuing, which consent shall not be unreasonably withheld, delayed or conditioned, and at any time after the occurrence and during the continuance of a Default or Event of Default, each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term and promptly after the request of the Agent to exhibit and deliver to Agent and each Lender copies of any Borrower's financial statements (if any exist at or prior to the date of such request), trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower's financial status and business operations. In accordance with and subject to the foregoing, each Borrower hereby authorizes all

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

federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or such authorities.

         4.9      Compliance with Laws.

                  Each Borrower shall comply with all laws, acts, rules, regulations and orders of any Governmental Body with jurisdiction over it or its respective Collateral or any part thereof or to the operation of such Borrower's business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's Lien on or security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the material requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

         4.10     Inspection of Premises.

                  At all reasonable times (at least once per year and such additional times as the Agent deems necessary), Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower's business. Agent and its agents may, after one day's prior notice, enter upon any of each Borrower's premises at any time during business hours and at any other reasonable time, and from time to time (at least once per year and such additional times as the Agent deems necessary), for the purpose of inspecting and appraising the Collateral and any and all records pertaining thereto and the operation of such Borrower's business. The Agent shall conduct an Inventory appraisal at least once per year and at such additional times as the Agent deems necessary. In addition to the foregoing, the Lenders shall have the right to accompany the Agent with respect to the audits, inspections and appraisals conducted by the Agent under this
Section 4.10 provided that all such audits, inspections and appraisals conducted by the Lenders shall be at their sole cost and expense. Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of a Default or an Event of Default, such audits, inspections and appraisals may be conducted at any time and from time to time and neither the Agent nor the Lenders shall be required to provide advance notice to the Borrowers with respect to conducting such audits, inspections and appraisals.

         4.11     Insurance.

                  Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower's own cost and expense in amounts and with carriers acceptable to Agent, each Borrower shall (a) keep all its insurable properties and properties in which each Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower's including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business;
(e) furnish Agent with (i) a status report with respect to the renewal of all such insurance no later than ten (10) days before the expiration date thereof,
(ii) evidence of the maintenance of all such insurance by the renewal thereof no later than the expiration date thereof, and (iii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear but only with respect to all insurance coverage covering damage, loss or destruction of Collateral, and providing (A) that all proceeds thereunder covering a loss of or damage to Collateral shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days' prior written notice is given to Agent. The Borrowers shall provide copies of all such insurance policies (including the appropriate lender loss payee and additional insured endorsements) within thirty (30) days after Agent's request, however, only certificates of such insurance shall be required at Closing. In the event of any loss under any insurance covering Collateral, the carriers named in such insurance policies covering Collateral hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses with respect to Collateral are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage with respect to Collateral. All loss recoveries with respect to Collateral received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus with respect to Collateral shall be paid by Agent to the Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand. Any loss recoveries not relating to items of Collateral shall be payable directly to Borrowers and, if received by Agent, Agent shall promptly deliver same to Borrowers. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, (i) Agent shall remit to Borrowers insurance proceeds with respect to Collateral received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers' insurable Collateral to the extent such insurance proceeds do not exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate during such calendar year or Two Million and 00/100 Dollars ($2,000,000.00) per occurrence and (ii) all proceeds of business interruption insurance, and all proceeds of insurance with respect to larceny, embezzlement or other criminal misappropriation, regardless of amount, shall be payable directly and promptly to the applicable Borrower. In the event the amount of insurance proceeds with respect to Collateral received by Agent for any occurrence exceeds Two Million and 00/100 Dollars

($2,000,000.00), then Agent shall not be obligated to remit the insurance proceeds to Borrowers unless Borrowers shall provide Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured Collateral which was the subject of the insurable loss. In the event the Borrowers have previously received (or, after giving effect to any proposed remittance by Agent to the Borrowers would receive) insurance proceeds with respect to Collateral which equal or exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate during any calendar year, then Agent may, in its sole discretion, either remit the insurance proceeds to the Borrowers upon the Borrowers providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by the Borrowers to repair, replace, restore or reuse the insured Collateral which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred and be continuing, and (y) the Borrowers shall use the insurance proceeds with respect to Collateral to repair, replace, restore or reuse the insured Collateral which was the subject of the insurable loss and for no other purpose.

         4.12     Failure to Pay Insurance.

                  If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers' Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

         4.13     Payment of Taxes.

                  Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except those taxes, assessments or Charges to the extent that any Borrower has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax Lien is stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's security interest in or Lien on the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent's opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to the Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any Borrower has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's security interest in or Lien on the Collateral. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers' Account as a Revolving Advance of a Domestic Rate Loan and added to the

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

Obligations and, until the Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers' credit and Agent shall retain its security interest in any and all Collateral held by Agent.

         4.14     Payment of Leasehold Obligations.

                  Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent's reasonable request will provide evidence of having done so, except to the extent that the aggregate rental payments due or to become due under such lease are not in excess of One Million and 00/100 Dollars ($1,000,000.00).

         4.15     Receivables.

                           (a)      Nature of Receivables. Each of the
Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

                           (b)      Solvency of Customers. Each Customer, to the
Borrowers' knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover the uncollectible portion.

                           (c)      Locations of Borrowers. Each Borrower's
chief executive office is located at the addresses set forth on Schedule 4.15(c) hereto. Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office or at IMCO's chief executive office.

                           (d)      Collection of Receivables. Until any
Borrower's authority to do so is terminated by Agent in accordance with the terms of this Agreement (which notice Agent may give at any time following the occurrence of an Event of Default or a Default), each Borrower will, at such Borrower's cost and expense, but on Agent's behalf and for Agent's account, collect as Agent's property and in trust for Agent all amounts due on Receivables, and shall not commingle such collections with any Borrower's funds or use the same except to pay Obligations. Each Borrower shall deliver to Agent, or deposit in the Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

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

                           (e)      Notification of Assignment of Receivables.
At any time following the occurrence and during the continuance of an Event of Default or a Default, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers' Account and added to the Obligations.

                           (f)      Power of Agent to Act on Borrowers' Behalf.
Agent shall have the right, at any time after the occurrence and during the continuance of a Default or an Event of Default, to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent's designee as such Borrower's attorney with power at any time after the occurrence and during the continuance of an Event of Default or Default (i) to endorse such Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to demand payment of the Receivables; (v) to enforce payment of the Receivables by legal proceedings or otherwise; (vi) to exercise all of Borrowers' rights and remedies with respect to the collection of the Receivables and any other Collateral; (vii) to settle, adjust, compromise, extend or renew the Receivables; (viii) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (ix) to prepare, file and sign such Borrower's name on a proof of claim in bankruptcy or similar document against any Customer; (x) to prepare, file and sign such Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xi) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done with gross (not mere) negligence or willful misconduct; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default or Default which is continuing, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

                           (g)      No Liability. Neither Agent nor any Lender
shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom unless such liability arises from Agent's or any Lender's willful misconduct or gross negligence as finally determined by a court of competent jurisdiction. Following the occurrence of an Event of Default or Default which is continuing, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or

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

insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default or Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower's liability hereunder.

                           (h)      Establishment of a Lockbox Account, Dominion
Account. All proceeds of Collateral of the Borrowers shall be deposited by Borrowers into a lockbox account, dominion account or such other "blocked account" ("Blocked Accounts") as Agent may require pursuant to a Blocked Account Agreement. Borrowers shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Account shall immediately become the property of Agent and Borrowers shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts ("Depository Accounts") in the name of Agent at a bank or banks for the deposit of such funds and Borrowers shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

                           (i)      Adjustments. No Borrower will, without
Agent's consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore
(A) customary in the business or industry of such Borrower, and (B) done in the ordinary course of such Borrower's business.

         4.16     Maintenance of Equipment.

                  The Equipment shall be maintained in good operating condition and repair in substantial accordance with industry standards (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and reserved. No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation except to the extent that such violation would not have a Material Adverse Effect.

         4.17     Exculpation of Liability.

                  Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower's obligations under any contract or agreement assigned to Agent or such Lender, and

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

neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

         4.18     Environmental Matters.

                           (a)      The Borrowers shall ensure that the Real
Property remains in compliance with all Environmental Laws except to the extent that such failure to comply would not reasonably be expected to have a Material Adverse Effect, and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by applicable law or appropriate governmental authorities.

                           (b)      The Borrowers shall monitor continued
compliance with all applicable Environmental Laws with respect to their operations except to the extent that such failure to comply would not reasonably be expected to have a Material Adverse Effect.

                           (c)      The Borrowers shall (i) employ in connection
with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. The Borrowers shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by the Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

                           (d)      In the event any Borrower obtains, gives or
receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), in each case dealing with matters which would reasonably be expected to have a Material Adverse Effect, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

                           (e)      The Borrowers shall promptly forward to
Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Authority

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

regarding such claims to Agent until the claim is settled, in each case dealing with matters which would reasonably be expected to have a Material Adverse Effect. The Borrowers shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in the Real Property and the Collateral.

                           (f)      The Borrowers shall respond promptly to any
Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent shall notify such Borrower of such failure to respond or comply and if such Borrower does not respond or comply in a manner reasonably acceptable to the Agent, the Agent, on behalf of Lenders, may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

                           (g)      Promptly upon the written request of Agent
from time to time, the Borrowers shall provide Agent, at Borrowers' expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property; provided, however, so long as no Default or Event of Default has occurred and is continuing, the Agent may not request such environmental site assessment or environmental audit report more than one (1) time per calendar year. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates to remove or remediate such Hazardous Discharge, individually or in the aggregate, exceed Five Million and 00/100 Dollars ($5,000,000.00), Agent shall have the right to require the Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

                           (h)      The Borrowers shall defend and indemnify
Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by Agent or Lenders under or on account of any

Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. The Borrowers' obligations under this Section 4.18 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. The Borrowers' obligation and the indemnifications hereunder shall survive the termination of this Agreement.

         4.19     Financing Statements.

                  Except as respects (i) the financing statements filed by Agent, (ii) the financing statements described on Schedule 1.2, and (iii) those financing statements permitted to be filed hereunder, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.       REPRESENTATIONS AND WARRANTIES.

         Each Borrower represents and warrants as follows:

         5.1      Authority.

                  Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder, as the case may be. This Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of each Borrower, enforceable in accordance with their terms, except as such enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (b) general principles of equity. The execution, delivery and performance of this Agreement and of the Other Documents by each Borrower a party hereto or thereto (a) are within such Borrower's corporate, partnership or limited liability company powers, as the case may be, have been duly authorized, are not in contravention of law or the terms of such Borrower's by-laws, certificate of incorporation, limited partnership agreement, certificate of limited partnership, operating agreement or certificate of formation or other applicable documents relating to such Borrower's formation or to the conduct of such Borrower's business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any Collateral of such Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which such Borrower is a party or by which it or its property may be bound.

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         5.2      Formation and Qualification.

                           (a)      Each Borrower is duly incorporated or
organized, as the case may be, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws, certificate of formation and operating agreement, limited partnership agreement and certificate of limited partnership or other organizational documents, as the case may be, and will promptly notify Agent of any amendment or changes thereto.

                           (b)      The only Subsidiaries of each Borrower are
listed on Schedule 5.2(b).

         5.3      Survival of Representations and Warranties.

                  All representations and warranties of such Borrower contained in this Agreement and the Other Documents, as the case may be, shall be true at the time of such Borrower's execution of this Agreement and the Other Documents, as the case may be, except to the extent such representations and warranties relate to an earlier date in which case they shall be true as of such earlier date, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

         5.4      Tax Returns.

                  Each Borrower's federal tax identification number is set forth on Schedule 5.4. Except as set forth on Schedule 5.4, each Borrower has filed all United States federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except those taxes, assessments, fees and other governmental charges to the extent any Borrower has contested or disputed those taxes, assessments, fees or governmental charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax Lien is stayed and sufficient reserves have been established to the reasonable satisfaction of Agent to protect Agent's security interest in or Lien on the Collateral. Except as set forth on Schedule 5.4, all applicable income tax returns of each Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 1999. The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

         5.5      Financial Statements.

                           (a)      The twelve-month cash flow projections of
IMCO and its Subsidiaries on a consolidated basis, copies of which are annexed hereto as Exhibit 5.5(a) (the "Projections") were prepared by an Officer of IMCO, are based on underlying assumptions and

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estimates which provide a reasonable basis for the projections contained therein and reflect IMCO's judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

                           (b)      The consolidated balance sheets of IMCO and
its Subsidiaries and such other Persons described therein as of December 31, 2002, and the related statements of income, changes in stockholder's equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly in all material respects the financial condition of IMCO and its Subsidiaries at such date and the results of their operations for such period. Since June 30, 2003, there has been no change in the financial condition of IMCO and its Subsidiaries taken as a whole as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, Equipment and Real Property owned by Borrowers and their respective Subsidiaries, except changes in the ordinary course of business or changes that would result from audit and normal year-end adjustments, none of which individually or in the aggregate has had, or reasonably could be believed to cause in the future, a Material Adverse Effect.

         5.6      Corporate Name.

                  Except as set forth on Schedule 5.6, no Borrower has been known by any other corporate name in the past five years and does not sell Inventory under any other name, nor has any Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person, other than another Borrower, during the preceding five
(5) years.

         5.7      O.S.H.A. and Environmental Compliance.

                           (a)      Except as set forth on Schedule 5.7, each
Borrower has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect; there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations except to the extent that such non-compliance would not reasonably be expected to have a Material Adverse Effect.

                           (b)      Each Borrower has been issued all required
federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws except to the extent the failure to obtain such licenses, certificates or permits would not reasonably be expected to have a Material Adverse Effect.

                           (c)      (i) There are no visible signs of releases,
spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or

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within any Real Property or any premises leased by any Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Borrower; (iii) neither the Real Property nor any premises leased by any Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by any Borrower except as permitted by applicable law or the appropriate Governmental Body.

         5.8      Solvency; No Litigation, Violation, Indebtedness or Default.

                           (a)      After giving effect to the transactions
contemplated by this Agreement, the Borrowers will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

                           (b)      Except as disclosed in Schedule 5.8(b), no
Borrower has (i) any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or Indebtedness for Borrowed Money other than the Obligations.

                           (c)      No Borrower is in violation of any
applicable statute, regulation, ordinance, or order of any court, governmental authority or arbitration board or tribunal in any respect which could reasonably be expected to have a Material Adverse Effect.

                           (d)      No Borrower nor any member of the Controlled
Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities and could reasonably be expected to have a Material Adverse Effect, (vi) no Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, which could reasonably be expected to have a Material Adverse Effect, (vii) no Borrower nor any member of a Controlled Group has incurred

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any liability for any excise tax arising under Section 4972 or 4980B of the
Code, and no fact exists which could give rise to any such liability, (viii) no Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a "prohibited transaction" described in
Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR Section 2615.3 has not been waived, (xi) no Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Borrower and any member of the Controlled Group, and (xii) no Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

         5.9      Patents, Trademarks, Copyrights and Licenses.

                  All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names and licenses owned or utilized by any Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate governmental authorities and constitute all of the patents, trademarks, service marks, copyrights, design rights, tradenames, assumed names and licenses which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename or license and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all customized software licensed by any Borrower, such Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on
Schedule 5.9 hereto.

         5.10     Licenses and Permits.

                  Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

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         5.11     Reserved.

         5.12     No Default.

                  No Borrower is in default in the payment or performance of any of its contractual obligations and no Default has occurred that could reasonably be expected to have a Material Adverse Effect.

         5.13     No Burdensome Restrictions.

                  No Borrower is party to any contract or agreement, the performance of which could reasonably be expected to have a Material Adverse Effect. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

         5.14     No Labor Disputes.

                  No Borrower is involved in any labor dispute which could reasonably be expected to have a Material Adverse Effect; there are no strikes or walkouts or union organization of any of Borrower's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

         5.15     Margin Regulations.

                  No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

         5.16     Investment Company Act.

                  No Borrower is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

         5.17     Disclosure.

                  No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading in any material respect. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

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

         5.18     Delivery of Senior Secured Notes Documentation.

                  Agent has received complete copies of the Senior Secured Notes Documentation and all amendments thereto, waivers relating thereto and other side letters or agreements effecting the terms thereof. None of such documents and agreements have been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to the Agent.

         5.19     Hedging Contracts.

                  No Borrower is a party to, nor will it be a party to, any Hedging Contract unless same provides that damages upon termination following an event of default thereunder are payable (in cash or in kind) on a "two-way basis" without regard to fault on the part of either party, although liability for damages in connection with such fault is not precluded by the foregoing.

         5.20     Conflicting Agreements.

                  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained and where a failure to obtain such Consent would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

         5.21     Application of Certain Laws and Regulations.

                  No Borrower nor any Affiliate of any Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness and would affect such Borrower's ability to perform its Obligations hereunder, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

         5.22     Business and Property of Borrowers.

                  Upon and after the Closing Date, the Borrowers do not propose to engage in any business other than as set forth on Schedule 5.22 hereto and activities necessary to conduct the foregoing. On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower, except to the extent that such failure to own property or to possess all rights and Consents could not reasonably be expected to have a Material Adverse Effect.

         5.23     Section 20 Subsidiaries.

                  Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

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         5.24     Anti-Terrorism Laws.

                           (a)      None of the Borrowers nor any Affiliate of
any Borrower, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any material respect in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                           (b)      None of the Borrowers, nor any Affiliate of
any Borrower, is any of the following (each a "Blocked Person"):

                                    (i)      a Person that is listed in the
annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

                                    (ii)     a Person owned or controlled by, or
acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

                                    (iii)    a Person with which any Lender is
prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

                                    (iv)     a Person that commits, threatens or
conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224;

                                    (v)      a Person that is named as a
"specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

                                    (vi)     a Person who is affiliated or
associated with a Person listed above.

No Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

VI.      AFFIRMATIVE COVENANTS.

         Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

         6.1      Payment of Fees.

                  Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers' Account for all such fees and expenses.

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         6.2      Conduct of Business and Maintenance of Existence and Assets.

                           (a)      Conduct continuously and operate actively
its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement or as may be consistent with industry practices), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would reasonably be expected to have a Material Adverse Effect.

         6.3      Violations.

                  Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower or the Collateral which could reasonably be expected to have a Material Adverse Effect.

         6.4      Government Receivables.

                  To the extent any Borrower desires such Receivables to constitute Eligible Receivables, take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

         6.5      Tangible Net Worth.

                  Maintain at all times a Tangible Net Worth in an amount not less than the sum of Forty-Four Million Five Hundred Thousand and 00/100 Dollars ($44,500,000.00) plus fifty percent (50%) of the net income of IMCO and its Subsidiaries on a consolidated basis (excluding, however, extraordinary gains and the effects of non-cash charges created by mandated changes in accounting treatment including, but not limited to, the after tax effect of non-cash asset impairment charges in connection with the application of Financial Accounting Standard No. 144), for each fiscal quarter hereafter in which net income (as opposed to a net loss) was earned (the "Minimum Net Worth Requirement").

         6.6      Fixed Charge Coverage Ratio.

                  Maintain a Fixed Charge Coverage Ratio (for IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis) of not less than 1.0 to 1.0 calculated as of the last day of the fiscal quarter ending December 31, 2003 for the period equal

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to the four (4) consecutive fiscal quarters then ending and as of the last day of each fiscal quarter thereafter for the period equal to the four (4) consecutive fiscal quarters then ending.

         6.7      Undrawn Availability.

                  Notwithstanding anything contained in Sections 6.5 and 6.6 herein to the contrary, so long as (a) Borrowers' Undrawn Availability is not less than or equal to Fifty Million and 00/100 Dollars ($50,000,000.00) for any period of five (5) consecutive days during the then current fiscal quarter and
(b) the Borrowers' daily average Undrawn Availability for any calendar month during the then current fiscal quarter is not less than or equal to Fifty Million and 00/100 Dollars ($50,000,000.00), neither the Minimum Tangible Net Worth Requirement nor the Fixed Charge Coverage Ratio shall be applicable. If the (a) Borrowers' Undrawn Availability is less than or equal to Fifty Million and 00/100 Dollars ($50,000,000.00) for any period of five (5) consecutive days during the then current fiscal quarter or (b) the Borrowers' daily Undrawn Availability for any calendar month during the then current fiscal quarter is less than or equal to Fifty Million and 00/100 ($50,000,000.00), the Minimum Tangible Net Worth Requirement and the Fixed Charged Coverage Ratio shall be applicable and shall be calculated as set forth in Sections 6.5 and 6.6 above as of the last day of the fiscal quarter most recently ended.

         6.8      Execution of Supplemental Instruments.

                  Execute and deliver to Agent from time to time, upon reasonable demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the Agent shall have a first priority perfected Lien in the Collateral.

         6.9      Payment of Indebtedness.

                  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified cure periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Borrower shall have provided for such reserves with respect thereto, as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

         6.10     Standards of Financial Statements.

                  Cause all financial statements referred to in Sections 9.6, 9.7, 9.8 and 9.10 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to notes and normal year-end audit adjustments) and to be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

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         6.11     Anti-Terrorism Laws.

                  The Borrowers and their respective Affiliates shall not knowingly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or
(iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrowers shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole reasonable discretion, confirming Borrowers' compliance with this Section 6.11.

VII.     NEGATIVE COVENANTS.

         No Borrower shall (and solely with respect to Sections 7.6 and 7.8, no Borrower shall permit any of its Subsidiaries to), until satisfaction in full of the Obligations and termination of this Agreement:

         7.1      Merger, Consolidation, Acquisition and Sale of Assets.

                           (a)      Enter into any merger, consolidation or
other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it; provided however, that any Borrower may merge or consolidate into another Borrower; and provided further that (i) any Borrower may purchase or acquire all or a substantial portion of the assets or stock of any Person or a business or division of another Person (a "Permitted Acquisition"), and (ii) any Borrower may merge or consolidate with or into any Person if all of the following requirements are met in connection with such Permitted Acquisition, merger or consolidation:

                                    1)       in the case of a Borrower acquiring
the ownership interests in such Person and such Person is organized under the laws of any state of the United States of America or the District of Columbia, such Person shall become a Borrower or a Guarantor for the Obligations as reasonably determined by the Agent;

                                    2)       in the case of a merger or
consolidation, a Borrower shall be the continuing and surviving entity;

                                    3)       in the case of a stock or other
ownership purchase, the Person acquired by such Borrower shall, to the extent such Person becomes a Borrower or Guarantor, grant Liens in its assets to the Agent for the benefit of the Lenders covering the same type of assets as the Collateral, and in the case of a Permitted Acquisition or a merger or consolidation in which a Borrower is the continuing or surviving entity, such Borrower shall cause the Lien of the Agent to be a first priority, perfected security interest, provided, however, none of such assets which become Collateral as a result of a Permitted Acquisition or a merger or consolidation in which a Borrower is the continuing or surviving entity shall be included in the Formula Amount in accordance with the terms of this Agreement until such time as Agent makes such determination in its sole reasonable discretion;

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                                    4)       the board of directors or other
equivalent governing body of such Person shall have approved such Permitted Acquisition, merger or consolidation;

                                    5)       the business acquired, or the
business conducted by the Person whose ownership interests are being acquired or the business subject to the merger or consolidation, as applicable, shall be substantially the same as, or reasonably related to, one or more line or lines of business conducted by the Borrowers as described in Section 5.22;

                                    6)       no Default or Event of Default
shall exist immediately prior to and after giving effect to such Permitted Acquisition, merger or consolidation;

                                    7)       immediately prior to and after
giving effect to such Permitted Acquisition (including the payment of any prospective portion of the purchase price or earn-outs), merger or consolidation, the Borrowers shall have in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) of Undrawn Availability;

                                    8)       the proforma Fixed Charge Coverage
Ratio (for IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis) after giving effect to such Permitted Acquisition (including the payment of any prospective portion of the purchase price or earn-outs due within one year of the date of closing of such Permitted Acquisition), merger or consolidation for the period equal to the four (4) consecutive fiscal quarters most recently ended shall not be less than 1.0 to 1.0;

                                    9)       the EBITDA for the period equal to
the twelve (12) months most recently ended of the Person whose stock or assets are being acquired by a Borrower shall not be less than One Dollar ($1.00) (as calculated in a manner reasonably acceptable to the Agent); and

                                    10)      the Aggregate Consideration paid by
any such Borrower for all such Permitted Acquisitions, mergers or consolidations shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate in any fiscal year of the Borrowers and Twenty-Five Million and 00/100 Dollars ($25,000,000.00) in the aggregate during the Term, provided, however, the Aggregate Consideration paid by any such Borrower for all Permitted Acquisitions of Persons that are not organized under the laws of any state of the United States of America or the District of Columbia shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate in any fiscal year of the Borrowers and Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate during the Term.

                           (b)      Sell, lease, transfer or otherwise dispose
of any of its properties or assets, except:

                                    1)       transactions involving the sale,
lease or transfer of Inventory, Equipment or Real Property in the ordinary course of business;

                                    2)       any sale, transfer or lease of
assets (not consisting of Collateral) (i) in the ordinary course of business which are no longer necessary or required in the conduct of such Borrowers' business or (ii) which are obsolete, of immaterial value or no longer utilized in the business of such Borrower;

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                                    3)       the licensing of intellectual
property in the ordinary course of business;

                                    4)       the short-term rental of Equipment
in the ordinary course of business;

                                    5)       like-kind exchanges of assets of
reasonably equivalent value (other than Collateral) in the ordinary course of business;

                                    6)       any sale, transfer, disposition of,
or lease of assets by any Borrower to another Borrower;

                                    7)       the sale (a) by Indiana Aluminum of
Real Property and Equipment located at 4323 Kennedy Avenue, East Chicago, Indiana 46312, (b) by Alchem of Real Property and Equipment located at 900 North Adams, Zilwaukee, Michigan 48602 and (c) by IMCO Recycling of Illinois of Real Property and Equipment located at 1048 State Highway H, Sikeston, Missouri 63801 so long as all of the following requirements are met in connection with such sale: (i) no Default or Event of Default shall have occurred and be continuing, and (ii) each such sale shall be for fair market value and on arm's length terms; and

                                    8)       any other sale, transfer or
disposition of assets other than Collateral (not otherwise permitted by this Section 7.1(b)) having a fair market value not exceeding Two Million and 00/100 Dollars ($2,000,000.00) provided that (i) no Event of Default or Default shall have occurred and be continuing, and (ii) the consideration received for such assets is at least equal to the fair market value thereof.

         7.2      Creation of Liens.

                  Create or suffer to exist any Lien or transfer upon or against any of its property or assets (including, without limitation, any Capital Stock of any Subsidiary of any Borrower) now owned or hereafter acquired, except Permitted Encumbrances.

         7.3      Guarantees.

                  Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the ordinary course of business up to an aggregate amount of Five Million and 00/100 Dollars ($5,000,000.00), (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (d) guarantees in respect of any Indebtedness of another Borrower permitted in
Section 7.8, (e) indemnities given in connection with this Agreement or the documents executed in connection herewith in favor of the Agent, and (f) the giving of indemnities in connection with the sale of Inventory, other asset or business dispositions, or provision of services permitted hereunder.

         7.4      Investments.

                  Except as permitted under Section 7.1(a), purchase or acquire obligations or stock of, or any other interest in or make on or after the date of this Agreement any capital contribution

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to or make any other investment in, any Person, except (a) investments existing on the Closing Date and set forth on Schedule 7.4 and loans and advances permitted pursuant to Section 7.5 hereof, (b) obligations issued or guaranteed by the United States of America or any agency thereof, (c) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (d) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if
(i) such bank has a combined capital and surplus of at least Five Hundred Million and 00/100 Dollars ($500,000,000.00), or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (e) U.S. money market funds (i) rated AAA by Standard & Poors, Inc. or with an equivalent rating from Moody's Investors Service, Inc., or (ii) that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (f) investments by a Borrower in a Borrower, (g) bank accounts (whether or not interest bearing) created in the ordinary course of business that are prudent under the circumstances (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program, provided that such Borrower may, in the ordinary course of its business, maintain in its disbursement accounts from time to time accounts in excess of then applicable FDIC or other program insurance limits, (h) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (i) guaranties permitted hereunder,
(j) Hedging Contracts permitted hereunder, (k) the investment by IMCO in VAW-IMCO that is not intended to be repaid under the VAW-IMCO Note but rather will be classified as additional paid in capital of VAW-IMCO to be used to make redemption payments with respect to the redemption by VAW-IMCO of the Capital Stock of VAW-IMCO held by Hydro Aluminum Deutschland GmbH provided that such investment amount shall have been (i) placed in escrow on the Closing Date for the purpose of making such payments and (ii) paid within forty-five (45) days after the Closing Date, (l) any investment in any Person to the extent the consideration paid consists of Qualified Stock of IMCO, and (m) investments (whether in cash or in kind) in (i) corporations, general or limited partnerships, limited liability companies, joint ventures and similar Persons (excluding natural Persons) that are not Subsidiaries, and (ii) Subsidiaries that are not Borrowers or Guarantors, provided, however, that (A) immediately prior to and after giving effect to such investment, the Borrowers' Undrawn Availability shall exceed Fifty Million and 00/100 Dollars ($50,000,000.00); and
(B) the aggregate amount of such investments when combined with the aggregate amount of all such loans and advances set forth in Section 7.5(f) below shall not exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate in any fiscal year of the Borrowers and Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate during the Term.

         7.5      Loans.

                  Make advances, loans or extensions of credit to any Person (other than another Borrower), including, without limitation, any Parent, Subsidiary or Affiliate except with respect to (a) the existing advances, loans and extensions of credit set forth on Schedule 7.5 attached hereto and made a part hereof, (b) the extension of commercial trade credit in connection with the sale of Inventory or Equipment or other services in the ordinary course of its business, (c) loans to its employees in the ordinary course of business not to exceed the aggregate amount of

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One Million and 00/100 Dollars ($1,000,000.00) at any time outstanding, (d) the loan to be made to VAW-IMCO from the proceeds of the Senior Secured Notes transaction with respect to the prepayment of the Indebtedness of VAW-IMCO pursuant to the terms of and as evidenced by the VAW-IMCO Note, (e) investments permitted pursuant to Section 7.4 hereof, and (f) loans and advances in or to
(i) corporations, general or limited partnerships, limited liability companies, joint ventures and similar Persons (excluding natural Persons) that are not Subsidiaries, and (ii) Subsidiaries that are not Borrowers or Guarantors, provided, however, that (A) immediately prior to and after giving effect to such loans and advances, the Borrowers' Undrawn Availability shall exceed Fifty Million and 00/100 Dollars ($50,000,000.00); and (B) the aggregate amount of all such loans and advances when combined with the aggregate amount of all investments permitted pursuant to Section 7.4(m) above shall not exceed Five Million 00/100 Dollars ($5,000,000.00) in the aggregate in any fiscal year of the Borrowers and Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate during the Term.

         7.6      Capital Expenditures.

                  Make or incur any Capital Expenditure or commitments for Capital Expenditures (including capitalized leases) in any fiscal year in an aggregate amount for IMCO and its Subsidiaries on a consolidated basis in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00), excluding Capital Expenditures made following an insured casualty event to replace goods damaged or destroyed using the proceeds of such insurance so long as such proceeds are used for such purpose within one (1) year of the receipt of such insurance proceeds; provided, however, that to the extent that the amount made or incurred in any fiscal year is less than such annual limitation, the lesser of (i) Five Million and 00/100 Dollars ($5,000,000.00) or (ii) the amount by which the amount of such annual limitation exceeds the amount of Capital Expenditures made or incurred in any such fiscal year may be expended in the immediately following fiscal year.

         7.7      Dividends.

                  Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock or other equity interest, as the case may be, of any Borrower (other than dividends or distributions payable in Qualified Stock, or split-ups, stock dividends or reclassifications of its stock, or cash or other dividends paid by one Borrower to another Borrower) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or other equity interest, as the case may be, or of any options to purchase or acquire any such shares of common or preferred stock or other equity interest, as the case may be, of any Borrower except that dividends or distributions described above in an aggregate amount which shall not exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) per year may be declared, paid or made so long as (a) a notice of termination with regard to this Agreement shall not be outstanding, (b) no Event of Default or Default shall exist immediately prior to or after giving effect to such dividend or distribution, and (c) the Borrowers' Undrawn Availability exceeds Fifty Million 00/100 Dollars ($50,000,000.00) immediately prior to and after giving effect to such dividend or distribution.

                  In addition, the Borrowers shall not permit their Subsidiaries to enter into or otherwise be bound by any agreement prohibiting or restricting the payment of dividends to a

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Borrower, except as otherwise permitted under the Senior Secured Notes Indenture as of the date hereof.

         7.8      Indebtedness.

                  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt and accrued liabilities and reserves arising in the ordinary course of business as determined in accordance with GAAP) except in respect of

                           (a)      Indebtedness existing on the Closing Date
and set forth on Schedule 7.8 (including any extensions, renewals or refinancings thereof), provided that the principal amount of such Indebtedness shall not be increased without the prior written consent of the Required Lenders;

                           (b)      Indebtedness to Lenders under or pursuant to
this Agreement or the Other Documents;

                           (c)      Indebtedness incurred for Capital
Expenditures permitted under Section 7.6 hereof;

                           (d)      as permitted under Section 7.3 hereof;

                           (e)      Indebtedness arising from Hedging Contracts
entered into in the ordinary course of business consisting of bona fide hedging contracts;

                           (f)      assumed Indebtedness incurred in connection
with a Permitted Acquisition (but only to the extent permitted within the limitations on Aggregate Consideration thereunder);

                           (g)      Indebtedness incurred under the Senior
Secured Notes Documentation in the aggregate principal amount not to exceed Two Hundred Ten Million and 00/100 Dollars ($210,000,000.00);

                           (h)      Indebtedness incurred by VAW-IMCO pursuant
to the terms of and as evidenced by the VAW-IMCO Note;

                           (i)      Indebtedness of any Borrower to any other
Borrower to the extent the loan pursuant to which such Indebtedness is created is permitted under Section 7.5 hereof;

                           (j)      Indebtedness of Foreign Subsidiaries of the
Borrowers incurred for working capital financing in an aggregate principal amount at any time not exceeding Forty Million and 00/100 Dollars
($40,000,000.00);

                           (k)      judgments not constituting an Event of
Default; and

                           (l)      Indebtedness in an amount not to exceed Ten
Million and 00/100 Dollars ($10,000,000.00) incurred pursuant to certain solid waste disposal bonds or industrial revenue bonds issued after the date hereof by the City of Morgantown, Kentucky or any other

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governmental entity in a location in which any Borrower owns any Equipment, Real
Property or other assets.

         7.9      Nature of Business.

                  Enter into or engage in any business materially different from that currently being conducted by the Borrowers and their Subsidiaries taken as a whole nor, except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in the business of the Borrowers and their Subsidiaries, taken as a whole, as presently conducted.

         7.10     Transactions with Affiliates.

                  Except for transactions among the Borrowers and transactions described in Schedule 7.10 hereof, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm's length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

         7.11     Leases.

                  Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed Ten Million and 00/100 Dollars ($10,000,000.00) in any one fiscal year in the aggregate for all Borrowers.

         7.12     Subsidiaries.

                  Subject to Sections 7.1 and 7.4 hereof, acquire or create, directly or indirectly, any Wholly Owned Subsidiary that is a Domestic Subsidiary unless, as determined by the Agent (i) (y) such Subsidiary expressly becomes a Borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes and under any other agreement between any Borrower and Lenders, or (z) such Subsidiary becomes a Guarantor for the Obligations and among other things, executes a Guaranty in form and substance reasonably satisfactory to the Agent, (ii) Agent shall have received all documents, including organizational documents and legal opinions, it may reasonably require in connection therewith and (iii) and in the case of the creation of a Wholly Owned Subsidiary that is a Domestic Subsidiary, the Subsidiary created by such Borrower shall, to the extent such Subsidiary becomes a Borrower or Guarantor, grant first priority, perfected Liens in its assets to the Agent for the benefit of the Lenders covering the same type of assets as the Collateral, provided, however, to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the Formula Amount in accordance with the terms of this Agreement until such time as Agent makes such determination in its sole reasonable discretion.

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         7.13     Fiscal Year and Accounting Changes.

                  Change its fiscal year from a calendar year or make any material change (i) in accounting treatment and reporting practices except as required or permitted by GAAP or (ii) in tax reporting treatment except as required or permitted by law.

         7.14     Pledge of Credit.

                  Now or hereafter use any portion of any Advance in or for any business other than such Borrower's business as conducted on the date of this Agreement.

         7.15 Amendment of Articles of Incorporation, By-Laws, Certificate of Organization, Operating Agreement, Etc.

                  Amend, modify or waive any term or material provision of its Articles of Incorporation, By-Laws, Certificate of Limited Partnership, Partnership Agreement, Certificate of Formation, Operating Agreement or other organizational documents which amendment, modification or waiver would reasonably be considered material and adverse to Agent, unless required by law.

         7.16     Compliance with ERISA.

                  (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to
Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

         7.17     Prepayment of Indebtedness.

                  At any time, directly or indirectly, prepay any Indebtedness for Borrowed Money or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower, except for the prepayment, repurchase, redemption, retirement or acquisition of (a) any Indebtedness for

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Borrowed Money of any Borrower owed to the Lenders pursuant to this Agreement or the Other Documents; (b) any Indebtedness of any Borrower owed to another Borrower; or (c) the Indebtedness of IMCO the prepayment of which is mandatory pursuant to Section 3.5 of the Senior Secured Notes Indenture from Excess Collateral Proceeds (as defined in the Senior Secured Notes Indenture).

         7.18     Other Agreements.

                  Enter into any amendment, waiver or modification of (i) the Senior Secured Notes Documentation that could reasonably be expected to materially and adversely affect the Agent and the Lenders or (ii) the VAW-IMCO Note.

VIII.    CONDITIONS PRECEDENT.

         8.1      Conditions to Initial Advances.

                  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

                           (a)      Notes. Agent shall have received the Notes
duly executed and delivered by an authorized officer of each Borrower;

                           (b)      Filings, Registrations and Recordings. Each
document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

                           (c)      Corporate Proceedings of Borrowers. Agent
shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the board of directors, partners, managers or members, as the case may be, of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements, and (ii) the granting by each Borrower of the security interests in and Liens upon the Collateral in each case certified by the Secretary of each Borrower (or the General Partner of each Borrower that is a limited partnership) as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

                           (d)      Incumbency Certificates of Borrowers. Agent
shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower or the General Partner of each Borrower that is a limited partnership, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower or such General Partner of such Borrower executing

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this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary;

                           (e)      Certificates. Agent shall have received a
copy of the Articles or Certificate of Incorporation, Certificate of Limited Partnership or Certificate of Formation of each Borrower, as the case may be, together with all amendments thereto, certified by the Secretary of State or other appropriate official of such entity's jurisdiction of incorporation or formation, as the case may be, together with copies of the By-Laws, Partnership Agreement or Operating Agreement, of each Borrower, as the case may be, and all material agreements of each Borrower's shareholders, partners or members, as the case may be, certified as accurate and complete by the Secretary of each Borrower or the General Partner of each Borrower that is a limited partnership, as the case may be;

                           (f)      Good Standing and Tax Lien Certificates.
Agent shall have received copies of good standing and tax lien certificates, or similar certifications, as applicable, for each Borrower dated not more than sixty (60) days prior to the Closing Date, issued by the Secretary of State, Department of Revenue or other appropriate official of each such entity's jurisdiction of incorporation or formation, as the case may be, and each jurisdiction where the conduct of each entity's business activities or the ownership of each such entity's properties necessitates qualification;

                           (g)      Legal Opinion. Agent shall have received the
executed legal opinions of Fulbright & Jaworski, LLP, in house counsel of IMCO, and local counsel opinions in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

                           (h)      No Litigation. (i) No litigation,
investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower, (A) in connection with the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body;

                           (i)      Financial Condition Certificates. Agent
shall have received an executed Financial Condition Certificate in the form of
Exhibit 8.1(k);

                           (j)      Collateral Examination. Agent shall have
completed a Collateral examination and received an inventory appraisal, the results of which shall be satisfactory in form and substance to Lenders;

                           (k)      Fees. Agent shall have received all fees
payable to Agent and Lenders on or prior to the Closing Date pursuant to Article III hereof or the Agent's Letter;

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                           (l)      Projections. Agent shall have received a
copy of the Projections which shall be satisfactory in all respects to Lenders;

                           (m)      Senior Secured Notes Documentation. Agent
shall have received final executed copies of the Senior Secured Notes Documentation as in effect on the Closing Date and the transactions contemplated by such documentation shall be consummated prior to the making of the initial Advance and IMCO shall have received [Two Hundred Ten Million and 00/100 Dollars ($210,000,000.00)] in gross proceeds from the Senior Secured Notes transaction.

                           (n)      VAW-IMCO Note. Agent shall have received a
copy of the fully executed VAW-IMCO Note in form and substance reasonably acceptable to the Agent.

                           (o)      Insurance. Agent shall have received in form
and substance satisfactory to Agent, certificates of insurance for Borrowers' casualty insurance policies, together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as lender loss payee with respect to the Collateral, and certificates of insurance for Borrowers' liability insurance policies, together with endorsements naming Agent as an additional insured;

                           (p)      Payment Instructions. Agent shall have
received written instructions from Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;

                           (q)      Blocked Accounts. Agent shall have received
the duly executed Blocked Account Agreements or other agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

                           (r)      Consents. Agent shall have received any and
all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

                           (s)      No Adverse Material Change. (i) since
June 30, 2003, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and
(ii) no representations made or information supplied to Agent shall have been proven to be inaccurate or misleading in any material respect;

                           (t)      Leasehold and Similar Agreements. Agent
shall have received the landlord, mortgagee, warehouseman, consignment, processing or similar agreements (if any) satisfactory to Agent with respect to all premises leased by Borrowers or at which Inventory is located as set forth on Schedule 8.1(t);

                           (u)      Other Documents. Agent shall have received
the executed Other Documents all in form and substance satisfactory to Agent;

                           (v)      Existing Indebtedness. Agent shall have
received (i) a payoff letter, in form and substance satisfactory to Agent, pursuant to which the Existing Lender

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Indebtedness that is to be paid by initial Advances hereunder will be paid in full, (ii) a payoff letter, in form and substance satisfactory to Agent, pursuant to which the Receivables Purchase Facility that is to be paid by initial Advances hereunder will be paid in full, and (iii) evidence satisfactory to Agent that all necessary termination statements, satisfaction documents and any other applicable releases in connection with the Existing Lender Indebtedness, the Receivables Purchase Facility and all other Liens with respect to the Borrowers that are not Permitted Encumbrances have been filed or arrangements satisfactory to Agent have been made for such filing;

                           (w)      Closing Certificate. Agent shall have
received a closing certificate signed by the Vice President-Treasurer of each Borrower or the General Partner of each Borrower that is a limited partnership, dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents to which such Borrower is a party are true and correct in all material respects on and as of such date, (ii) the Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents, as the case may be, and
(iii) on such date no Default or Event of Default has occurred or is continuing;

                           (x)      Borrowing Base. Agent and each Lender shall
have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

                           (y)      Undrawn Availability. After giving effect to
the initial Advances hereunder and all closing costs, fees and expenses, Borrowers shall have Undrawn Availability of at least Twenty Five Million and 00/100 Dollars ($25,000,000.00); and

                           (z)      Other. All corporate and other proceedings,
and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Agent and its counsel.

         8.2      Conditions to Each Advance.

                  The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made.

                           (a)      Representations and Warranties. Each of the
representations and warranties made by any Borrower in or pursuant to this Agreement and any related agreements to which it is a party, as the case may be, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

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                           (b)      No Default. No Event of Default or Default
shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that, subject to the terms of Section 16.2(b), Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default.

                           (c)      Maximum Advances. Subject to the terms of
Section 16.2(b), in the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof.

Each request for an Advance by Borrowing Agent hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWERS.

         Each Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

         9.1      Disclosure of Material Matters.

                  Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Borrower's reclamation or repossession of, or the return to any Borrower of, a material amount of goods or material claims or material disputes asserted by any Customer or other obligor.

         9.2      Schedules.

                  Deliver to Agent on or before the fifteenth (15th) day of each month as and for the prior month (a) accounts receivable agings of the Borrowers (reconciled to the general ledger), (b) accounts payable schedules of the Borrowers (reconciled to the general ledger), (c) Inventory reports of the Borrowers and (d) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent's rights under this Agreement). In addition, each Borrower will deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules, (ii) copies of Customer's invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each applicable Borrower and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and any Borrower's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral.

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         9.3      Environmental Reports.

                  Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.6 and 9.7, with a certificate signed by the President, Chief Financial Officer or Treasurer of each Borrower stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

         9.4      Litigation.

                  Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting any Borrower or any Subsidiary of a Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

         9.5      Material Occurrences.

                  Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the Senior Secured Notes Documentation; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Senior Secured Notes Documentation, (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of IMCO and its Subsidiaries on a consolidated basis as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (f) each and every default by any Borrower or any Subsidiary of any Borrower which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness for Borrowed Money, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower which could reasonably be expected to have a Material Adverse Effect; in each case, to the extent permitted by applicable law, describing the nature thereof and the action Borrowers propose to take with respect thereto.

         9.6      Annual Financial Statements.

                  Furnish Agent within ninety (90) days after the end of each fiscal year of the Borrowers, financial statements of IMCO and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an

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independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the "Accountants"). Such statements shall also include information solely with respect to IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) on a consolidated basis, each in such detail as reasonably deemed necessary by the Agent in its discretion. In addition, the reports shall be accompanied by a certificate of IMCO's senior financial officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by such Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 7.1, 7.3, 7.4, 7.5, 7.6, 7.11 and 7.12
hereof. In addition, upon the reasonable request of the Agent, the Borrowers shall provide to the Agent the financial statements set forth above of IMCO and its Subsidiaries on a consolidating basis.

         9.7      Quarterly Financial Statements.

                  Furnish Agent within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of IMCO and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders' equity and cash flow of IMCO and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of the Borrowers. Such statements shall also include information solely with respect to IMCO and its Subsidiaries (excluding all Non-Borrower Subsidiaries) consisting of a consolidating (x) statement of income, (y) balance sheet and (z) cash flow statement including necessary elimination entries, each in such detail as reasonably deemed necessary by the Agent in its discretion. The reports shall be accompanied by a certificate signed by the senior financial officer of IMCO, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 7.1, 7.3, 7.4, 7.5, 7.6, 7.11 and 7.12 hereof. In addition, upon the reasonable request of the Agent, the Borrowers shall provide to the Agent the financial statements set forth above of IMCO and its Subsidiaries on a consolidating basis.

         9.8      Other Reports.

                  Furnish Agent as soon as available, but in any event within ten (10) days after the filing thereof, with copies of such financial statements, proxy statements, registration statements, reports and returns as IMCO is or may be required to file with the United States Securities Exchange Commission or any State Securities Commission.

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         9.9      Additional Information.

                  Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Borrowers including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower's opening of any new place of business (excluding sales offices) or any Borrower's closing of any existing place of business (except sales offices), and (c) promptly upon any Borrower's learning thereof, notice of any material labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

         9.10     Projected Operating Budget.

                  Furnish Agent, no later than fifteen (15) days prior to the beginning of each fiscal year of IMCO, commencing with fiscal year 2004 and each fiscal year thereafter during the Term, a quarter by quarter projected operating budget and cash flow of IMCO and its Subsidiaries on a consolidated basis for such fiscal year (including an income statement for each quarter and a balance sheet as at the end of each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of IMCO to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reasonable basis to question the reasonableness of any material assumptions on which such projections were prepared.

         9.11     Notice of Suits, Adverse Events.

                  Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower's business,
(ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body which specifically relate to any Borrower.

         9.12     ERISA Notices and Requests.

                  Furnish Agent with immediate written notice in the event that
(i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together

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with a written statement describing such transaction and the action which such
Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur,
(v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

         9.13     Additional Documents.

                  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

         9.14     Tax Shelter Regulations.

                  None of the Borrowers, the Lenders or the Agent intend to treat the Advances and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event any of the Borrowers determines to take any action inconsistent with such intention, the Borrowers will promptly (1) notify the Agent thereof, and (2) deliver to the Agent a duly completed copy of IRS Form 8886 or any successor form. If the Borrowers so notify the Agent, the Borrowers acknowledge that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, may maintain the lists and other records required by such Treasury Regulation.

X.       EVENTS OF DEFAULT.

         The occurrence of any one or more of the following events shall constitute an "Event of Default":

         10.1 failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or

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by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

         10.2 any representation or warranty made or deemed made by any Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith, as the case may be, shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

         10.3 failure by any Borrower to (i) furnish financial information required to be provided hereunder when due or when requested, or (ii) permit the inspection of its books or records;

         10.4 issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Borrower's property which is not stayed or lifted within thirty (30) days and does not otherwise constitute a Permitted Encumbrance;

         10.5 except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of any Borrower to perform, keep or observe any term, provision, condition, covenant herein contained and applicable to such Borrower (other than those in Sections 4.6, 4.7, 4.9 or 6.3 hereof), or contained in any other agreement or arrangement, now or hereafter entered into between any Borrower and Agent or any Lender;

         10.6 failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant contained in Sections 4.6, 4.7, 4.9 or 6.3 hereof and such failure shall continue for ten (10) days from the occurrence of such failure or neglect;

         10.7 any judgment or judgments are rendered or judgment liens filed against any Borrower for an aggregate uninsured amount in excess of Five Million and 00/100 Dollars ($5,000,000.00) (i) which within thirty (30) days of such rendering or filing is not either appealed, satisfied, stayed or discharged of record and (ii) for which such Borrower has not established sufficient reserves in accordance with GAAP;

         10.8 any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

         10.9 any Borrower or any Subsidiary of any Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or any Borrower or any Subsidiary of any Borrower with total assets consisting of five percent (5%) or more of the total consolidated assets of IMCO and its Subsidiaries shall cease operations of its present business;

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         10.10    any Affiliate or any Subsidiary of any Borrower, shall (i)
apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

         10.11 any change in any Borrower's condition or affairs (financial or otherwise) which in Agent's reasonable opinion has a Material Adverse Effect;

         10.12 any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, except to the extent such Lien is a Permitted Encumbrance;

         10.13 an event of default has occurred under the Senior Secured Notes Documentation which default shall not have been cured or waived within any applicable cure period;

         10.14 a default of the obligations of any Borrower under any other material agreement to which it is a party shall occur which default is not cured within any applicable cure period and which could reasonably be expected to have a Material Adverse Effect;

         10.15 any Borrower or any Subsidiary of any Borrower shall (a) default in any payment of principal of or interest on any Indebtedness for Borrowed Money that individually, or in the aggregate, is in excess of One Million and 00/100 Dollars ($1,000,000.00) beyond any period of grace with respect to such payment or (b) default in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Indebtedness for Borrowed Money that individually, or in the aggregate, is in excess of One Million and 00/100 Dollars ($1,000,000.00) is created, secured or evidenced, if the effect of such default is to cause the acceleration of any such Indebtedness (whether or not such right shall have been waived);

         10.16 termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

         10.17    any Change of Control shall occur;

         10.18 any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Agent unless such provision ceases to be valid and binding on any Borrower at the request of, or because of any action taken by, the Agent or the other Lenders;

         10.19 (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of any Borrower which would

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reasonably be expected to have a Material Adverse Effect, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent which would reasonably be expected to have a Material Adverse Effect and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower's business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii)any agreement which is necessary or material to the operation of any Borrower's business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

         10.20 any portion of the Collateral in excess of One Million and 00/100 Dollars ($1,000,000.00) shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower shall have become the subject matter of litigation which might, in the reasonable opinion of Agent, upon final determination, result in material impairment or loss of the security provided by this Agreement or the Other Documents;

         10.21 the operations of any Borrower's manufacturing facility are interrupted at any time for more than ten (10) consecutive days, which interruption would reasonably be expected to have a Material Adverse Effect excluding, however, the cessation of operations of any Borrower's present business which would not otherwise constitute an Event of Default under Section
10.9 hereof; or

         10.22 an event or condition specified in Sections 7.16 or 9.12 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.

XI.      LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

         11.1     Rights and Remedies.

                  Upon the occurrence of (i) an Event of Default pursuant to
Section 10.8, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to

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foreclose the security interests granted herein and to realize upon any
Collateral by any available judicial procedure and/or to take, to the extent permitted by applicable law, possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower's premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Borrowers at least five
(5) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of each Borrower's trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys' fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement; and, third, to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

         11.2     Agent's Discretion.

                  Subject to Section 14.6, Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder.

         11.3     Setoff.

                  In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, Agent and such Lender, including any branch, Subsidiary or Affiliate of Agent or such Lender, shall have a right to apply any Borrower's property held by Agent, such Lender, such branch, Subsidiary or Affiliate to reduce the Obligations.

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         11.4     Rights and Remedies not Exclusive.

                  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

         11.5     Allocation of Payments After Event of Default.

                  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral shall be paid over or delivered as follows:

         FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of the Agent in connection with enforcing the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

         SECOND, to payment of any fees owed to the Agent;

         THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;

         FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest arising under or pursuant to this Agreement or the Other Documents;

         FIFTH, to the payment of the outstanding principal amount of the Obligations constituting Advances (including the payment or cash collateralization of the outstanding amount of Letters of Credit);

         SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above;

         SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but

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undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this Section 11.5.

XII.     WAIVERS AND JUDICIAL PROCEEDINGS.

         12.1     Waiver of Notice.

                  Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

         12.2     Delay.

                  No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

         12.3     Jury Waiver.

                  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.    EFFECTIVE DATE AND TERMINATION.

         13.1     Term.

                  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until October 6, 2007

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(the "Term") unless sooner terminated as herein provided. The Borrowers may terminate this Agreement at any time upon ninety (90) days' prior written notice upon payment in full of the Obligations.

         13.2     Termination.

                  The termination of this Agreement shall not affect any Borrower's, Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers' Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been paid or performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full. Without limitation, all indemnification obligations contained herein shall survive the termination hereof and payment in full of the Obligations.

XIV.     REGARDING AGENT.

         14.1     Appointment.

                  Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees described in the Agent's Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

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         14.2     Nature of Duties.

                           (a)      Agent shall have no duties or
responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents, as the case may be, or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

                           (b)      The parties hereto acknowledge and agree
that no Person shall have, solely by reason of its designation as a documentation agent, co-lead arranger or sole book runner any power, duty, responsibility or liability whatsoever under this Agreement or any of the Other Documents.

         14.3     Lack of Reliance on Agent and Resignation.

                  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

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         Agent may resign on sixty (60) days' written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to the Borrowers.

         Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this
Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         14.4     Certain Rights of Agent.

                  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

         14.5     Reliance.

                  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

         14.6     Notice of Default.

                  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

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         14.7     Indemnification.

                  To the extent Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross (not mere) negligence or willful misconduct.

         14.8     Agent in its Individual Capacity.

                  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

         14.9     Delivery of Documents.

                  To the extent Agent receives financial statements required under Sections 9.6, 9.7, 9.8 and 9.10 and a Borrowing Base Certificate from the Borrowing Agent pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

         14.10    Borrowers' Undertaking to Agent.

                  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower's obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

         14.11    No Reliance on Agent's Customer Identification Program.

                  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the

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following items relating to or in connection with any of the Borrowers, their
Affiliates or their agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

XV.      BORROWING AGENCY.

         15.1     Borrowing Agency Provisions.

                           (a)      Each Borrower hereby irrevocably designates
Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

                           (b)      The handling of this credit facility as a
co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party.

                           (c)      All Obligations shall be joint and several,
and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower's Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

         15.2     Waiver of Subrogation.

                  Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from

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the existence or performance of this Agreement, until termination of this
Agreement and repayment in full of the Obligations.

XVI.     MISCELLANEOUS.

         16.1     Governing Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in
Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent's and/or any Lender's option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower's Agent for the purpose of accepting service within the Commonwealth of Pennsylvania. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Allegheny, Commonwealth of Pennsylvania.

         16.2     Entire Understanding.

                           (a)      This Agreement and the documents executed
concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower's, Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

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                           (b)      The Required Lenders, Agent with the consent
in writing of the Required Lenders, and the Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

                                    (i)      increase the Commitment Percentage
or maximum dollar commitment of any Lender or increase the Maximum Revolving Advance Amount.

                                    (ii)     extend the maturity of any Note or
the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement.

                                    (iii)    alter the definition of the term
Required Lenders or alter, amend or modify this Section 16.2(b).

                                    (iv)     release any Collateral during any
calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of Two Million and 00/100 Dollars ($2,000,000.00).

                                    (v)      change the rights and duties of
Agent.

                                    (vi)     permit any Revolving Advance to be
made if after giving effect thereto the sum of the Revolving Advances outstanding and the amount of Letters of Credit outstanding hereunder would exceed (x) the Maximum Revolving Advance Amount or (y) the Formula Amount for more than thirty (30) consecutive Business Days or exceed one hundred and five percent (105%) of the Formula Amount.

                                    (vii)    increase the Advance Rates above
the Advance Rates in effect on the Closing Date.

                                    (viii)   release any Borrower from the
Obligations under this Agreement, the applicable Guaranty, if any, or any Other Document.

                                    (ix)     alter, amend or modify Section 11.5
hereof.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

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         In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the "Designated Lender"), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender's denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

         Notwithstanding (a) the existence of a Default or an Event of Default,
(b) that any of the other applicable conditions precedent set forth in Section
8.2 hereof have not been satisfied or (c) any other provision of this Loan Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances and the amount of Letters of Credit outstanding at any time to exceed one hundred and five percent (105%) of the Formula Amount for up to thirty (30) consecutive Business Days provided that such outstanding Advances do not exceed the Maximum Revolving Advance Amount. For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either "Eligible Receivables" or "Eligible Inventory", as applicable, becomes ineligible or collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds. In the event that Revolving Advances are made after Agent has determined the existence of involuntary overadvances, such Revolving Advances shall be deemed to be involuntary overadvances and Agent may, for the immediately following thirty (30) Business Days, in its sole discretion, without the consent of the Required Lenders, permit the sum of the outstanding Revolving Advances and the outstanding Letters of Credit to exceed the Formula Amount by up to five percent (5%) of the Formula Amount; provided, however, Agent shall require Borrowers to pay in full or otherwise eliminate any overadvance that remains outstanding at the end of such thirty (30) day period. The provisions of this paragraph constitute agreements among the Agent and the Lenders inter se and do not in any manner limit, impair or otherwise effect Borrowers' obligations with respect to overadvances (whether or not involuntary) under Section 2.6 above.

         In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by the Borrowers and the Lenders, from time to time in the Agent's sole discretion,
(a) after the occurrence and during the continuation of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to the Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances, the outstanding Revolving Advances and the amount of

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Letters of Credit outstanding do not exceed one hundred five percent (105%) of the Formula Amount or the Maximum Revolving Advance Amount.

         16.3     Successors and Assigns; Participations; New Lenders.

                           (a)      This Agreement shall be binding upon and
inure to the benefit of the Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

                           (b)      Each Borrower acknowledges that in the
regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrowers shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Each Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee's interest in the Advances.

                           (c)      Any Lender may with the consent of Agent
which shall not be unreasonably withheld or delayed, sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than Five Million and 00/100 Dollars ($5,000,000.00), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided that no such consent of the Agent shall be required in the case of a sale, assignment or transfer by a Lender to an Affiliate of such Lender. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Borrowers hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the

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

Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

                           (d)      Notwithstanding any other provision in this
Agreement, any Lender may at any time pledge all or a portion of its rights under this Agreement, its Note and the Other Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 without notice to or consent of the Borrowers or the Agent. No such pledge or enforcement thereof shall release the transferor Lender of its obligations hereunder or under any Other Document.

                           (e)      Agent shall maintain at its address a copy
of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be presumed correct, in the absence of demonstrable error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender; provided that no such fee shall be payable if the Purchasing Lender is an Affiliate of the transferor Lender.

                           (f)      Each Borrower authorizes each Lender to
disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of such Borrower provided that such Lender first obtain a confidentiality agreement from such prospective Transferee or Purchasing Lender.

         16.4     Application of Payments.

                  Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

         16.5     Indemnity.

                  Each Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities,

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

obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.

         16.6     Notice.

                  Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a "Notice") to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a "Website Posting") if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this
Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

                           (a)      In the case of hand-delivery, when
delivered;

                           (b)      If given by mail, four days after such
Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

                           (c)      In the case of a telephonic Notice, when a
party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

                           (d)      In the case of a facsimile transmission,
when sent to the applicable party's facsimile machine's telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

                           (e)      In the case of electronic transmission, when
actually received;

                           (f)      In the case of a Website Posting, upon
delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

                           (g)      If given by any other means (including by
overnight courier), when actually received.

                           (h)      Any Lender giving a Notice to Borrowing
Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

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

         (A)      If to Agent or PNC at:   PNC Bank, National Association
                                           2121 San Jacinto, Suite 1850
                                           Dallas, Texas 75201
                                           Attention:   Paul R. Frank
                                           Telephone:   (214) 871-1211
                                           Telecopier:  (214) 871-2015

                  with a copy to:          PNC Bank, National Association
                                           PNC Agency Services
                                           PNC Firstside Center
                                           500 First Avenue
                                           Pittsburgh, Pennsylvania 15219
                                           Attention:   Rini Davis
                                           Telephone:   (412) 762-6442
                                           Telecopier:  (412) 762-8672

                  and a copy to:           Thorp Reed & Armstrong LLP
                                           One Oxford Centre
                                           301 Grant Street, 14th Floor
                                           Pittsburgh, Pennsylvania 15219-1425
                                           Attention:   Jeffrey J. Conn, Esquire
                                           Telephone:   (412) 394-2324
                                           Telecopier:  (412) 394-2555

         (B) If to a Lender other than Agent, as specified on the signature pages hereof.

         (C)      If to Borrowing Agent
                  or any Borrower, at:     IMCO Recycling Inc.
                                           Central Tower at Williams Square
                                           5215 North O'Connor Boulevard
                                           Suite 1500
                                           Irving, Texas 75039
                                           Attention:   James B. Walburg
                                           Telephone:   (972) 401-7200
                                           Telecopier:  (972) 401-7344

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

                  with a copy to:          IMCO Recycling Inc.
                                           Central Tower at Williams Square
                                           5215 North O'Connor Boulevard
                                           Suite 1500
                                           Irving, Texas 75039
                                           Attention:   Tobin Clark, Esquire
                                           Telephone:   (972) 401-7358
                                           Telecopier:  (469) 420-1403

                  and a copy to:           Fulbright & Jaworski L.L.P.
                                           1301 McKinney, Suite 5100
                                           Houston, Texas 77010-3095
                                           Attention:   Marc Folladori
                                           Telephone:   (713) 651-5538
                                           Telecopier:  (713) 651-5246

         16.7     Survival.

                  The obligations of the Borrowers under Sections 2.2(f), 3.7, 3.8, 3.9, 4.18(h), 14.7 and 16.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

         16.8     Severability.

                  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

         16.9     Expenses.

                  All costs and expenses including, without limitation, reasonable attorneys' fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with any Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrowers' Account and shall be part of the Obligations.

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

         16.10    Injunctive Relief.

                  Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

         16.11    Consequential Damages.

                  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower for any special, incidental, consequential or punitive damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

         16.12    Captions.

                  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

         16.13    Counterparts; Telecopied Signatures.

                  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

         16.14    Construction.

                  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

         16.15    Confidentiality; Sharing Information.

                           (a)      Agent, each Lender and each Transferee shall
hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent's, such Lender's and such Transferee's customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of

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

the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

                           (b)      Each Borrower acknowledges that from time to
time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of Section
16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Loan Agreement.

Notwithstanding anything contained herein to the contrary, the information subject to this Section 16.15 shall not include, and the Agent and each Lender (and their employees or representatives) may disclose to any and all persons without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Section 1.6011-4 of the Regulations) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Lender relating to such tax treatment and tax structure; provided, however, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portion of such document or similar item that relates to the tax treatment or tax structure of the Revolving Advances, Letters of Credit and transactions contemplated hereby.

         16.16    Tax Withholding Clause.

                  Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrowing Agent and the Agent two (2) duly completed appropriate valid Withholding Certificates certifying its status (as a U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term "Withholding Certificate" means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under Section 1.1441-1(e)(2) and/or (3) of the Income Tax Regulations (the "Regulations"); a statement described in Section 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrowing Agent and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding

Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrowers hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrowing Agent and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowing Agent or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so. Further, the Agent is indemnified under Section 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under Section 1441 of the Code.

         16.17    USA Patriot Act.

                  Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

         16.18    Publicity.

                  Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

                           [INTENTIONALLY LEFT BLANK]

     Each of the parties has signed this Agreement as of the day and year first above written.

                                            BORROWERS:

ATTEST/WITNESS                              IMCO RECYCLING INC.

By:                                         By:
   --------------------------------            ---------------------------------
Name:  Jeffrey S. Mecom                     Name:  James  B. Walburg
Title: Associate General Counsel            Title: Senior Vice President

                                            IMCO INVESTMENT COMPANY
                                            IMCO RECYCLING OF INDIANA INC.
                                            IMCO ENERGY CORP.
                                            IMCO RECYCLING OF ILLINOIS INC.
                                            ALCHEM ALUMINUM, INC.
                                            PITTSBURG ALUMINUM, INC.
                                            INTERAMERICAN ZINC, INC.
                                            IMCO RECYCLING OF CALIFORNIA, INC.
                                            IMCO INTERNATIONAL, INC.
                                            IMCO RECYCLING OF OHIO INC.
                                            IMSAMET, INC.
                                            IMCO RECYCLING OF IDAHO INC.
                                            IMCO RECYCLING OF UTAH INC.
                                            ROCK CREEK ALUMINUM, INC.
                                            U.S. ZINC CORPORATION
                                            GULF REDUCTION CORPORATION
                                            MIDWEST ZINC CORPORATION
                                            METALCHEM, INC.
                                            U.S. ZINC EXPORT CORPORATION
                                            ALCHEM ALUMINUM SHELBYVILLE INC.
                                            INDIANA ALUMINUM INC.
                                            IMCO OPERATIONS SERVICES COMPANY
ATTEST/WITNESS                              WESTERN ZINC CORPORATION

By:                                         By:
   --------------------------------            ---------------------------------
Name:  Jeffrey S. Mecom                     Name:  James B. Walburg
Title: Associate General Counsel            Title: Vice President of each of the
                                                   above-named entities

                                            IMCO INDIANA PARTNERSHIP L.P.

ATTEST/WITNESS                              By:  IMCO Energy Corp., its General
                                                 Partner

By:                                              By:
   --------------------------------                 ----------------------------
Name:  Jeffrey S. Mecom                          Name:  James B. Walburg
Title: Associate General Counsel                 Title: Vice President

                                            IMCO MANAGEMENT PARTNERSHIP, L.P.

ATTEST/WITNESS                              By:  IMCO Recycling Inc., its
                                                 General Partner

By:                                              By:
   --------------------------------                 ----------------------------
Name:  Jeffrey S. Mecom                          Name:  James B. Walburg
Title: Associate General Counsel                 Title: Senior Vice President

                                            IMCO RECYCLING OF MICHIGAN L.L.C.

ATTEST/WITNESS                              By:  IMCO Recycling, Inc., its
                                                 Manager

By:                                              By:
   --------------------------------                 ----------------------------
Name:  Jeffrey S. Mecom                          Name:  James B. Walburg
Title: Associate General Counsel                 Title: Senior Vice President

                                            IMCO RECYCLING SERVICES COMPANY

ATTEST/WITNESS                              By:  Indiana Aluminum Inc., its
                                                 Manager

By:                                              By:
   --------------------------------                 ----------------------------
Name:  Jeffrey S. Mecom                          Name:  James B. Walburg
Title: Associate General Counsel                 Title: Vice President

                                            Agent and Lenders:

                                            PNC Bank, National Association, as
                                            Lender and as Agent

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            Address: 249 Fifth Avenue, 6th Floor
                                                     Pittsburgh, PA 15222

                                            Commitment Percentage: 60.0%

                                            JPMorgan Chase Bank, as Lender and
                                            as Documentation Agent

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            Address: 270 Park Avenue, Floor 4
                                                     New York, NY 10017

                                            Commitment Percentage: 40.0%